EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

by and among

American Teleconferencing Services, Ltd.,

Premiere Global Services, Inc.,

Alpine Acquisition Corp.,

ACT Teleconferencing, Inc.,

the Company Shareholders party hereto

and

Dolphin Direct Equity Partners, LP,

as Shareholders’ Representative

Dated as of September 4, 2013

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 4, 2013, by and among American Teleconferencing Services, Ltd., a Missouri corporation (“ATS”) and subsidiary of Premiere Global Services, Inc., a Georgia corporation (“PGi”), PGi, Alpine Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ATS (“Merger Sub”), and ACT Teleconferencing, Inc., a Colorado corporation (“Company”), each Company Shareholder listed on the signature page hereto (the “Selling Shareholders”), and Dolphin Direct Equity Partners, LP, in its capacity as the Shareholders’ Representative. Certain capitalized terms used herein and not otherwise defined within the text of this Agreement shall have the meanings set forth in Section 15.1.

RECITALS

WHEREAS, ATS, Merger Sub and Company intend to effect the merger of Merger Sub with and into Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, and upon consummation of the Merger, Merger Sub will cease to exist and Company will become a wholly owned subsidiary of ATS;

WHEREAS, the Board of Directors of Company has unanimously approved this Agreement and declared its advisability; and

WHEREAS, Company, PGi, ATS and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.            THE MERGER

1.1          The Merger. At the Effective Time (as defined in Section 3.2), upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Colorado Code and the DGCL, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation and as a wholly owned subsidiary of ATS. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2          Effects of the Merger. The Merger shall have the effects set forth in Section 7-90-204 of the Colorado Code.

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1.3          Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)          At the Effective Time, the Amended and Restated Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be identical to the Certificate of Incorporation of Merger Sub (except that all references to Merger Sub in the Certificate of Incorporation of the Surviving Corporation shall be changed to “ACT Teleconferencing, Inc.”) (the “Second Amended and Restated Articles of Incorporation”), and, as so amended, such Second Amended and Restated Articles of Incorporation shall be the Second Amended and Restated Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirements.

(b)          At the Effective Time, the Amended and Restated Bylaws of Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to “ACT Teleconferencing, Inc.”) (the “Second Amended and Restated Bylaws”), and, as so amended, such Second Amended and Restated Bylaws shall be the Second Amended and Restated Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Legal Requirements, and as provided in the Second Amended and Restated Articles of Incorporation of the Surviving Corporation and such Second Amended and Restated Bylaws.

1.4          Directors and Officers of the Surviving Corporation.

(a)          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Second Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws of the Surviving Corporation.

(b)          The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Second Amended and Restated Bylaws of the Surviving Corporation.

2.            MERGER CONSIDERATION AND CONVERSION AND EXCHANGE OF SECURITIES

2.1          Merger Consideration. The aggregate merger consideration shall be an amount in cash equal to $53,000,000, subject to adjustment pursuant to Section 2.2 and to indemnification claims under Article 11 (the “Aggregate Merger Consideration”).

2.2          Net Monetary Assets Adjustments. The Aggregate Merger Consideration shall be subject to adjustment as follows:

(a)          At least five (5) days prior to the Closing Date, Company will deliver to ATS a statement (the “Preliminary Adjustment Statement”), consistent with the guidelines and sample calculation set forth in Exhibit A, reflecting the estimated Net Monetary Assets (the “Estimated Closing Date Net Monetary Assets”) as of the Closing Date. If the Estimated Closing Date Net Monetary Assets are less than the Target Net Monetary Assets, the amount of such deficiency shall be deducted from the Aggregate Merger Consideration. If the Estimated Closing Date Net Monetary Assets are greater than the Target Net Monetary Assets, the amount of such excess shall be added to the Aggregate Merger Consideration. The Aggregate Merger Consideration as adjusted pursuant to this Section 2.2(a) shall be deemed to be the “Closing Date Aggregate Merger Consideration.”

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(b)          Within five (5) days following the Collection Calculation Date, ATS will deliver to the Shareholders’ Representative a statement (the “Final Adjustment Statement”), consistent with the guidelines and sample calculation set forth in Exhibit A and the provisions of Section 2.2(c), reflecting the final calculation of the Net Monetary Assets (the “Closing Date Net Monetary Assets”) as of the Closing Date. If the Closing Date Net Monetary Assets are less than the Estimated Closing Date Net Monetary Assets, the Aggregate Merger Consideration shall be decreased (the “Downward Adjustment”), on a dollar for dollar basis, by the amount of such deficiencies (the “Downward Adjustment Amount”, which shall exclusively be effected by a payment to ATS from the Escrow pursuant to Section 2.2(e) absent fraud or intentional misrepresentation). If the Closing Date Net Monetary Assets are greater than the Estimated Closing Date Net Monetary Assets, the Aggregate Merger Consideration shall be increased (the “Upward Adjustment”), on a dollar for dollar basis, by the amount of such excess (the “Upward Adjustment Amount”, which shall be effected by a payment by ATS in cash to the Shareholders’ Representative pursuant to Section 2.2(e)).

(c)          For purposes of preparing the Final Adjustment Statement, ATS will reflect in the calculation of the Closing Date Net Monetary Assets only those Accounts Receivable that existed on the Closing Date for which cash has been received by the Company during the period following the Closing Date through the Collection Calculation Date, less any reasonable and necessary third party costs incurred by the Company in collection of such amounts. For avoidance of doubt, collections of Accounts Receivable that existed on the Closing Date, but not partially or fully reflected in the Estimated Adjustment Statement due to application of the Company's account receivable write off or write down policies prior to the Closing Date, shall count towards the determination of collections and no reserve for doubtful accounts would apply to the collected balances. The applications of receipts from customers to particular Accounts Receivable shall be determined as directed by customers or as otherwise ascertainable from the Company's records. From and after the Closing, the Company shall use, and ATS shall insure that the Company uses, commercially reasonable efforts, consistent with ATS’s practices applicable to ATS’s other receivable collections, in pursuing the collection of all Accounts Receivable that existed on the Closing Date.

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(d)          The Shareholders’ Representative will review the Final Adjustment Statement and the calculation of the Closing Date Net Monetary Assets. If Shareholders’ Representative disputes the calculation of the Closing Date Net Monetary Assets, within thirty (30) days of receipt of the Final Adjustment Statement, Shareholders’ Representative shall notify ATS in writing (the “Dispute Notice”) of the disputed amount, Shareholders’ Representative’s calculation of the Closing Date Net Monetary Assets and the nature and basis of such dispute. If Shareholders’ Representative does not deliver a Dispute Notice within the prescribed period, the calculation of the Closing Date Net Monetary Assets as reflected on the Final Adjustment Statement shall be final and conclusive. If Shareholders’ Representative delivers a Dispute Notice within the prescribed period, ATS shall have thirty (30) days from the receipt of the Dispute Notice to dispute Shareholders’ Representative’s calculation of the Closing Date Net Monetary Assets. If ATS fails to dispute such calculation, then Shareholders’ Representative’s calculation of the Closing Date Net Monetary Assets shall be final and conclusive. In the event of a dispute concerning items set forth in the Dispute Notice, ATS and Shareholders’ Representative shall first use their diligent good faith efforts to resolve such dispute between themselves. In the event ATS and Shareholders’ Representative are unable to resolve a disagreement with respect to any of the specific items set forth in the Dispute Notice utilized in calculating the Closing Date Net Monetary Assets within thirty (30) days following the date of Shareholders’ Representative’s objection (or such longer period as Shareholders’ Representative and ATS may jointly agree), the specific items set forth in the Dispute Notice which are the subject of disagreement shall be determined by an independent national firm of certified public accountants mutually agreeable to ATS and Shareholders’ Representative (the “Accountants”). If Dispute Notice items are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (ii) the determination by the Accountants of the Closing Date Net Monetary Assets as set forth in a notice delivered to both parties by the Accountants in accordance herewith, will be binding and conclusive on the parties, and (iii) the fees and expenses of the Accountants for such determination shall be paid, in its entirety, by the party (the Shareholders’ Representative, on the one hand, or ATS, on the other hand) whose calculation of Closing Date Net Monetary Assets (as set forth in the Dispute Notice, in the case of the Shareholders’ Representative, or as set forth in the Final Adjustment Statement, in the case of ATS) is furthest away from the amount finally determined by the Accountants as the Final Closing Date Net Monetary Assets. For the avoidance of doubt, the Accountants shall only resolve specific issues in dispute between the parties as set forth in the Dispute Notice in determining the Closing Date Net Monetary Assets. The Closing Date Net Monetary Assets as agreed to by the parties or determined by the Accountants, as the case may be, shall be the “Final Closing Date Net Monetary Assets.”

(e)          Payments on Account of Adjustments. In the case of a Downward Adjustment, ATS and the Shareholders’ Representative shall promptly direct the Escrow Agent to pay the Downward Adjustment Amount to ATS from the Escrow (as defined in Section 3.3(a)) in accordance with the terms of the Escrow Agreement (as defined in Section 3.3(a)). In the case of an Upward Adjustment, ATS shall immediately pay the Upward Adjustment Amount in cash to Shareholders’ Representative, and such additional amount, if any, shall be deemed to be part of the Payment Fund and, along with the Escrow, subject to distributions by the Shareholders’ Representative pursuant to the Exchange Agreement.

(f)          For purposes of complying with the terms of this Section 2.2: (i) ATS and the Surviving Corporation shall make available to Shareholders’ Representative and its representatives during normal business hours (A) all working papers relating to the preparation of the Final Adjustment Statement and any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Final Adjustment Statement and (B) provide access to such personnel as may be reasonably requested; provided, however, the availability of the foregoing to Shareholders’ Representative and its representatives shall be subject to their execution and delivery of a customary confidentiality agreement in form and substance reasonably acceptable to ATS and the Surviving Corporation; and (ii) the Shareholders’ Representative shall make available to ATS and the Surviving Corporation and their representatives during normal business hours (A) all working papers relating to the preparation of the Dispute Notice and any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Dispute Notice and (B) provide access to such personnel as may be reasonably requested; provided, however, the availability of the foregoing to ATS and the Surviving Corporation and their representatives shall be subject to their execution and delivery of a customary confidentiality agreement in form and substance reasonably acceptable to the Shareholders’ Representative.

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2.3          Conversion of Company Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock:

(a)          Subject to Sections 2.10 and 3.3: (i) each issued and outstanding share of Company Capital Stock (excluding any shares to be canceled pursuant to Section 2.3(b)) shall be converted into that portion of the Aggregate Merger Consideration to which the holder is entitled in the event of a “Liquidation Event” pursuant to Section 7 of Annex I of the Amended and Restated Articles of Incorporation of the Company. The holders of outstanding shares of Series AA Preferred Stock shall be entitled to receive in such conversion such preferential portion of the Aggregate Merger Consideration as may be determined in accordance with the provisions of Section 7 of Annex I of the Amended and Restated Articles of Incorporation of the Company. The holders of outstanding shares of the Common Stock shall be entitled to receive in such conversion such residual portion of the Aggregate Merger Consideration, if any, as may be determined in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Company and subject to Section 7 of Annex I of the Amended and Restated Articles of Incorporation of the Company. A schedule setting forth the allocation of the Aggregate Merger Consideration among the Company Shareholders is attached to this Agreement as Annex A is attached to this Agreement as Annex A; provided that the Shareholders’ Representative may amend Annex A by providing notice of such amendment to the other parties hereto at any time prior to the Closing Date as necessary to reflect the allocation described in this Section 2.3(a).

(b)          Each share of Company Capital Stock held in Company’s treasury immediately prior to the Effective Time, each share of Company Capital Stock of any class or series which is not being converted into the Aggregate Merger Consideration pursuant to Section 2.3(a) and Annex A hereto, and each share of Company Capital Stock owned beneficially or of record by ATS or Merger Sub, shall automatically be cancelled and retired without payment therefor, and all rights in respect thereto shall cease to exist.

2.4          Conversion of Merger Sub Shares. As of the Effective Time, each issued and outstanding share of common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of any holder thereof, automatically be converted into and thereafter evidence one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

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2.5          Treatment of Company Options. Each outstanding and unexercised Company Option heretofore granted by the Company, whether or not then vested or exercisable, shall, at the Effective Time, be cancelled. All Company Option Plans and any other option or equity incentive plan, other than the Value Participation Plan, shall terminate as of the Effective Time. After the date hereof, the Company will not issue any Options.

2.6          Dissenters’ Rights. Each issued and outstanding share of Company Capital Stock (excluding any shares to be canceled pursuant to Section 2.3(b)) shall be converted as of the Effective Time into a portion of the Adjusted Aggregate Merger Consideration as provided in Section 2.3(a), notwithstanding that certain holders of shares of Company Capital Stock are entitled to demand payment for their shares pursuant to the provisions of Title 7, Article 113 of the Colorado Code (“Article 113”); provided that if any holder of shares of Company Capital Stock is entitled to demand and properly demands payment for such shares (“Dissenting Shares”) pursuant to, and complies in all respects with, the provisions of Article 113, then the right of such holder to receive the consideration for its Dissenting Shares as provided in Section 2.3(a) shall cease and such holder shall instead be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 113. Any Dissenting Shares shall be deemed to have been canceled at the Effective Time, and each holder of Dissenting Shares shall have no rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Article 113. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Article 113, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 113, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Article 113 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the consideration as provided in Section 2.3(a), without interest on the payment, and such holders shall be subject to the provisions of Sections 2.7, 3.3 and 11.2(a)(v) hereof, upon surrender of the certificate representing such shares. Company shall give ATS (i) prompt notice of any written demands for dissenters’ rights or appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the Colorado Code (including instruments concerning appraisal or dissenters’ rights) and received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Neither Company nor ATS shall, prior to Closing, except with the prior written Consent of the other party, and the Shareholders’ Representative shall not, after Closing, voluntarily make any payment with respect to any demands for dissenters’ rights or the appraisal of any shares of Company Capital Stock or offer to settle or settle any such demands until such Company Shareholder exercising dissenters’ rights or appraisal rights has properly demanded payment for its Dissenting Shares in accordance with the Colorado Code. Notwithstanding the foregoing, to the extent that ATS or Company (i) makes any payment or payments after the Effective Time in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Damages in respect of any Dissenting Shares (excluding payments for such shares) (together, the “Dissenting Share Payments”), ATS shall be entitled to recover under the terms of Article 11 hereof the amount of such Dissenting Share Payments.

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2.7          Closing of Stock Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Company, and the stock transfer books of Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after such time, any such certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Sections 2.3, 3.3 and 3.7, as applicable.

2.8          No Liability. Neither ATS nor Company shall be liable to any Company Shareholder in respect of any monies properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

2.9          Further Action. If at any time after the Effective Time, any further action is determined by ATS to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or ATS with full right, title and possession of and to all rights, properties and assets of Merger Sub and Company, the officers and directors of the Surviving Corporation and ATS shall be fully authorized (in the name of Merger Sub, in the name of Company or otherwise) to take such action.

2.10        Withholding Rights. Each of ATS and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Legal Requirement. To the extent that amounts are so withheld by ATS or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect of which such deduction and withholding was made by ATS or the Surviving Corporation, as the case may be.

3.           CLOSING

3.1          Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. Atlanta, Georgia time, on September 3, 2013 at the offices of Nelson Mullins Riley & Scarborough LLP, 201 17th Street NW, Suite 1700, Atlanta, Georgia 30363, unless another time, date or place is agreed to in writing by ATS and Company; provided, however, that if all the conditions set forth in Articles 9 and 10 (other than those that by their terms are to be satisfied or waived at the Closing) shall not have been satisfied or waived on such date, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.2          Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a statement of merger in the form attached hereto as Exhibit B (the “Colorado Certificate of Merger”) with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the Colorado Code, (ii) file a certificate of merger in the form attached hereto as Exhibit C (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (iii) make all other filings or recordings required under the Colorado Code to effect the Merger (the time that such Colorado Certificate of Merger is duly filed with the Secretary of State of the State of Colorado being referred to herein as the “Effective Time”).

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3.3          Escrow and Payment Procedures.

(a)          Subject to fulfillment or waiver of the conditions set forth in Article 9, at the Closing, ATS shall:

(i)          enter into the Exchange Agreement with the Shareholders’ Representative pursuant to which, and in accordance with the terms of this Agreement, the Shareholders’ Representative will distribute the Aggregate Merger Consideration (including the Payment Fund and the Escrow) in accordance with Annex A;

(ii)         enter into the Escrow Agreement with the Shareholders’ Representative and the Escrow Agent; and

(iii)        deposit:

(1)         the Escrow Amount, for purposes of satisfying any payment obligations under Section 2.2 and to secure the performance of the Selling Shareholders’ post-Closing obligations under this Agreement (which shall be the “Escrow”), to the Escrow Agent; and

(2)         the Payment Fund with the Shareholders’ Representative, for purposes of satisfying any payments obligations under Section 3.3(b) or (c).

Shareholders’ Representative and Escrow Agent shall hold and pay or distribute the Escrow and the Payment Fund and any interest or other income earned thereon, in accordance with the terms of this Agreement, the Exchange Agreement and the Escrow Agreement, as applicable.

(b)          As soon as reasonably practicable after the Effective Time, but in no event later than ten days after the Effective Time, Shareholders’ Representative shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (each a “Certificate” and collectively, the “Certificates”) whose shares were converted into the right to receive consideration pursuant to Section 2.3 (but who did not surrender such Certificates to Company or Shareholders’ Representative for delivery at Closing as contemplated by Section 3.7(c)), (i) the Information Statement in accordance with Section 8.1, (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Shareholders’ Representative and shall be in a form reasonably acceptable to ATS) (the “Letter of Transmittal”) and (iii) instructions for use in effecting the surrender of the Certificates to the Shareholders’ Representative in exchange for the applicable consideration payable pursuant to Article 2. As soon as reasonably practicable prior to the Effective Time, ATS shall make available to the Shareholders’ Representative as many copies of such Letter of Transmittal and instructions as the Shareholders’ Representative shall request in writing.

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(c)          Upon surrender of a Certificate for cancellation to the Shareholders’ Representative or an affidavit that such Certificate has been lost, stolen or destroyed (which such affidavit shall contain an indemnity and signature guaranty and shall otherwise be in a form reasonably satisfactory to ATS), together with such Letter of Transmittal, duly executed, the Company Shareholder surrendering such Certificate shall be entitled to receive in exchange for each share of Company Capital Stock formerly represented by such Certificate, promptly upon surrender of such Certificate, such portion of the Payment Fund as set forth on Annex A hereto. The Shareholders’ Representative shall deliver such surrendered Certificates or affidavits that any such Certificate has been lost, stolen or destroyed and duly executed Letters of Transmittal to ATS within three days of receipt thereof.

3.4          ATS’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 9, in addition to delivering the Adjusted Aggregate Merger Consideration pursuant to Section 3.3, to be paid to the Company Shareholders surrendering their Certificates at the Closing as set forth on Annex A by wire transfer in accordance with written instructions previously provided by such Company Shareholders, on the Closing Date ATS shall deliver to the Shareholders’ Representative all of the following:

(a)          a certificate of the Secretary or an Assistant Secretary of ATS, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (i) the resolutions of the Board of Directors of ATS authorizing the execution and performance of this Agreement and the Contemplated Transactions (as defined in Section 4.2); (ii) the Bylaws of ATS; (iii) the certificate of incorporation of ATS; and (iv) the incumbency and signatures of the officers of ATS executing this Agreement and any agreement, document or instrument delivered hereunder (the “ATS Secretary’s Certificate”);

(b)          a certificate of the Secretary or an Assistant Secretary of PGi, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (i) the resolutions of the Board of Directors of PGi authorizing the execution and performance of this Agreement and the Contemplated Transactions (as defined in Section 4.2); (ii) the Bylaws of PGi; (iii) the certificate of incorporation of PGi; and (iv) the incumbency and signatures of the officers of PGi executing this Agreement and any agreement, document or instrument delivered hereunder (the “PGi Secretary’s Certificate”);

(c)          the Escrow Agreement, duly executed by ATS;

(d)          the Exchange Agreement, duly executed by ATS;

(e)          the Amendment to Accounting Function Service Agreement, in the form of Exhibit F, duly executed by ATS;

(f)          certificates of good standing of each of PGi and ATS, issued within 7 days of the Closing Date by the Secretary of State of Georgia and Missouri, respectively;

(g)          the certificate contemplated by Section 10.1, duly executed by officers of PGi, ATS and Merger Sub; and

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(h)          a certificate, validly executed by the President or Chief Executive Officer of each of PGi and Merger Sub for and on its behalf, to the effect that, as of the Closing, each and every one of the conditions to the obligations of the Company set forth in Section 10 have been satisfied (unless otherwise waived in accordance with the terms thereof).

3.5          Merger Sub’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 9, on the Closing Date Merger Sub shall deliver to the Shareholders’ Representative all of the following:

(a)          a copy of the Certificate of Incorporation of Merger Sub, issued within 7 days of the Closing Date by the Secretary of State of the State of Delaware;

(b)          a long form certificate of good standing of Merger Sub, issued as of a recent date by the Secretary of State of the State of Delaware;

(c)          a certificate of the Secretary or an Assistant Secretary of Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholders’ Representative, as to: (i) the Certificate of Incorporation of Merger Sub; (ii) the Bylaws of Merger Sub; (iii) the resolutions of the Board of Directors of Merger Sub authorizing the execution and performance of this Agreement and the Contemplated Transactions; and (iv) the incumbency and signatures of the officers of Merger Sub executing this Agreement and any other Transaction Document to which it is a party (the “Merger Sub Secretary’s Certificate”); and

3.6          Company’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 10, on the Closing Date Company shall deliver to ATS all of the following:

(a)          a copy of an Amendment to the Amended and Restated Articles of Incorporation of Company, in form and substance reasonably satisfactory to ATS, amending the Certificate of Designations, Preferences and Rights of Series AA Convertible Preferred Stock of the Company (the “Certificate of Designations”) to extinguish the rights of the holders of the Company Preferred Stock under Section 4(a) of the Certificate of Designations, filed with the Secretary of State of the State of Colorado prior to the date hereof;

(b)          a short form certificate of good standing of Company and its U.S. Subsidiary, issued within 7 days of the Closing Date by the Secretary of State of the State of Colorado;

(c)          a certificate of the Secretary or an Assistant Secretary of Company, dated the Closing Date, in form and substance reasonably satisfactory to ATS, as to: (i) the Amended and Restated Articles of Incorporation of Company; (ii) the Amended and Restated Bylaws of Company; (iii) the Organizational Documents of each Subsidiary of the Company as in effect as of the Closing Date, attaching such Organizational Documents thereto; (iv) the resolutions of the Board of Directors of the Company and Company Shareholders, including all of the independent directors and holders of a majority of the voting interests of the Series AA Preferred Stock voting as a separate class and holders representing a majority of the voting interests of the Series AA Preferred Stock and Common Stock voting together as a single class as required by applicable law, authorizing the execution and performance of this Agreement and the Contemplated Transactions; and (v) the incumbency and signatures of the officers of Company executing this Agreement and any agreement, document or instrument delivered hereunder (the “Company Secretary’s Certificate”);

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(d)          the certificate contemplated by Section 9.1, duly executed by the President or Chief Executive Officer of Company;

(e)          a certificate, validly executed by the President or Chief Executive Officer of Company for and on its behalf, to the effect that, as of the Closing, each and every one of the conditions to the obligations of ATS and Merger Sub set forth in Section 9 have been satisfied (unless otherwise waived in accordance with the terms thereof);

(f)          the resignation letters contemplated by Section 8.4, duly executed by such Persons;

(g)         certificates of status of foreign corporation or similar certificates regarding the Company issued by the Secretary of State of each state listed in Schedule 4.1(a) of the Disclosure Memorandum, in each case dated within a reasonable period prior to the Closing certifying as to the good standing of the Company in the states disclosed on Schedule 4.1(a) of the Disclosure Memorandum;

(h)          a certificate stating that Company is not, and has not been during the relevant testing period, a United States real property holding corporation within the meaning of Section 897 of the Code, sufficient to comply with Treasury Regulation § 1.897-2(h); and

(i)           the Amendment to Accounting Function Service Agreement, duly executed by Dolphin Management Shared Services, Inc. and the Company.

3.7          Shareholders’ Representative Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 10, on the Closing Date the Shareholders’ Representative shall deliver to ATS the following:

(a)          the Escrow Agreement, duly executed by the Shareholders’ Representative on behalf of the Company Shareholders;

(b)          the Exchange Agreement, duly executed by the Shareholders’ Representative on behalf of the Company Shareholders; and

(c)          any Certificates (together with duly executed Letter of Transmittals) tendered by Company Shareholders to the Shareholders’ Representative for delivery at the Closing.

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4.            REPRESENTATIONS AND WARRANTIES OF COMPANY

As an inducement to ATS and Merger Sub to enter into this Agreement and to consummate the Contemplated Transactions, Company represents and warrants to ATS and Merger Sub as follows:

4.1          Organization, Corporate Power and Good Standing.

(a)          Each of Company and its Subsidiaries is a corporation, limited liability company or other legal Entity duly organized, validly existing, and in good standing under the laws of the state of its incorporation or formation, as applicable, with full corporate or limited liability company, as applicable, power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use. Each of Company and its Subsidiaries are duly qualified to do business as a foreign corporation and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures to be qualified and in good standing, if any, that when taken together with all such other failures would not be reasonably likely to have a Material Adverse Effect. All such jurisdictions in the United States in which Company and/or its Subsidiaries is so qualified are set forth on Schedule 4.1(a) of the Disclosure Memorandum.

(b)          Schedule 4.1(b) of the Disclosure Memorandum lists all Subsidiaries of Company and indicates as to each and to Company its jurisdiction of organization and its directors and officers. Other than as set forth on Schedule 4.1(b) of the Disclosure Memorandum, neither the Company nor any Subsidiary owns, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any Liability or obligation of, any Person. Except as set forth on Schedule 4.1(b) of the Disclosure Memorandum, Company has delivered to ATS correct and complete copies of, the Organizational Documents of the Company and each Subsidiary of Company, as currently in effect on the date hereof.

4.2          Authority; No Conflict.

(a)          Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement by Company and the consummation by Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the Colorado Code). The Board of Directors of Company, at a meeting duly called and held at which all directors of Company, including the independent directors of Company, were present, duly and unanimously adopted resolutions approving and declaring advisable the Merger, this Agreement and the Contemplated Transactions. The only approvals of the holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement or the consummation of the Contemplated Transactions were the approval of this Agreement by holders of a majority of the shares of Series AA Preferred Stock voting as a separate class and the approval of this Agreement by holders representing a majority of the voting interests of the Series AA Preferred Stock and Common Stock voting together as a single class (collectively, the “Required Shareholder Approval”). Prior to the date hereof, the Selling Shareholders executed an irrevocable written Consent (the “Selling Shareholder Consent”), which: (i) constituted the Required Shareholder Approval of this Agreement and (ii) approved the Merger and the other Contemplated Transactions, all in accordance with the Colorado Code and Company’s Organizational Documents. This Agreement has been duly and validly executed and delivered by Company and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Legal Requirements (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

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(b)          Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions, directly or indirectly (with or without notice or lapse of time or both):

(i)          contravenes, conflicts with, or results in a violation or breach of any provision of the Organizational Documents of Company or its Subsidiaries;

(ii)         contravenes, conflicts with, or results in a violation or breach of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company, or any of the assets owned or used by Company, is or may be subject (other than pursuant to any dissenters’ rights or appraisal rights granted under the Colorado Code);

(iii)        contravenes, conflicts with, or results in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Company, or that is required by the business of, or any of the properties and assets owned or used by, Company;

(iv)        except as disclosed on Schedule 4.2(b)(iv) of the Disclosure Memorandum, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

(v)         other than as disclosed on Schedule 4.2(b)(v) of the Disclosure Memorandum, require a Consent from any Person; or

(vi)        result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the properties and assets owned or used by Company or any of its Subsidiaries;

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except, in the case of the foregoing clauses (iii) and (vi), as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.3          Capitalization.

(a)          The authorized capital stock of Company consists of: (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock; (ii) One Hundred Sixty Nine Thousand (169,000) shares of Series AA Preferred Stock and (iii) One Million Eight Hundred Thirty One Thousand (1,831,000) shares of Non-Voting Preferred Stock. As of the date hereof: (i) Seventeen Million Two Hundred Eleven Thousand Six Hundred Thirty Two (17,211,632) shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) One Hundred Forty One Thousand One Hundred Eighty Nine (141,189) shares of Series AA Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (iii) no shares of the Non-Voting Preferred Stock are issued and outstanding; (iv) Eighty One Thousand Nine Hundred (81,900) shares of Common Stock are held in the treasury of Company; (v) no shares of Series AA Preferred Stock are held in the treasury of the Company; and (vi) no shares of the Non-Voting Preferred Stock are held in the treasury of the Company. No Subsidiary of the Company owns any Company Capital Stock. All equity interests of Company have been issued in accordance with applicable Legal Requirements.

(b)          As of the date hereof, the Company Capital Stock is held of record by the Persons, with the addresses of record and in the amounts as set forth in Schedule 4.3(b) of the Disclosure Memorandum. Except as set forth on Schedule 4.3(b)(ii) of the Disclosure Memorandum, there are no (A) bonds, debentures, notes or other Indebtedness of Company, and (B) securities or other instruments or obligations of Company, in each case, the value of which is in any way based upon or derived from any capital or voting stock of Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Company may vote. Except as contemplated hereby, or as set forth in Schedule 4.3(b) of the Disclosure Memorandum, there are no voting trusts, proxies, shareholder agreements or other Contracts with respect to the voting stock of Company. As of the Closing Date, the Company Shareholders will have been properly given, or shall have properly waived, any required notice prior to the Merger.

(c)          Set forth in Schedule 4.3(c) of the Disclosure Memorandum is a true, correct and complete list of the following for each Subsidiary of the Company: (i) the authorized equity interests (the “Subsidiary Equity Interests”) of such Subsidiary and (ii) the number of issued and outstanding shares of such Subsidiary Equity Interests and the holders of such Subsidiary Equity Interests. All of the Subsidiary Equity Interests are duly authorized, validly issued, fully paid and nonassessable and constitute all of the issued and outstanding Subsidiary Equity Interests of each Subsidiary of the Company. Except as set forth in Schedule 4.3(c) of the Disclosure Memorandum, there are no: (i) Options or Contracts relating to the issued or unissued capital stock or other securities of any Subsidiary, or obligating any Subsidiary to issue, grant, deliver, sell, repurchase or redeem, or cause to be issued, granted, delivered, sold, repurchased or redeemed, any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, such Subsidiary, or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Option or Contract; (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-based compensation awards or similar rights (whether payable in cash or otherwise) with respect to such Subsidiary, nor are there any commitments to issue any such awards or rights; or (iii) any (A) bonds, debentures, notes or other Indebtedness of any Subsidiary, and (B) except as set forth above, securities or other instruments or obligations of any Subsidiary, in each case, the value of which is in any way based upon or derived from any capital or voting stock of any Subsidiary or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of such Subsidiary may vote. There are no voting trusts, proxies, shareholder agreements or other Contracts with respect to the voting stock of any Subsidiary. All Subsidiary Equity Interests have been issued in accordance with applicable Legal Requirements.

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(d)          Except as set forth on Schedule 4.3(d), neither Company nor any Subsidiary of Company is obligated pursuant to any Contract to repurchase, redeem or otherwise acquire any shares of any capital stock of any Subsidiary of Company, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Neither Company nor any Subsidiary owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any other Person or any direct or indirect equity or ownership interest in any other business. Neither Company nor any Subsidiary is, nor has it ever been, a general partner of any general or limited partnership.

4.4          No Adverse Change. Except as disclosed on Schedule 4.4 of the Disclosure Memorandum, since the Balance Sheet Date, the Business has been operated only in the Ordinary Course of Business and there has not been any: (a) material loss or damage or other adverse change to any of Company’s or Company’s Subsidiary’s properties or assets (whether or not covered by insurance); (b) sale, transfer or disposition of any of Company’s or Subsidiary’s properties or assets material to the operations of the Business; (c) any incurrence of any debt or any Encumbrance (other than Permitted Encumbrances) placed on any of Company’s or Subsidiary’s properties or assets; (d) change in the accounting systems, tax elections, policies or practices of Company or any Subsidiary related to the Business; (e) material Contract entered into by Company or any Subsidiary other than in the Ordinary Course of Business; (f) notice of any actual or threatened labor trouble, strike, walk out, picketing, boycott or other similar occurrence; (g) cancellation, without fair consideration, of any Liability due with respect to the Business; (h) modification, cancellation or termination of any material Contract; (i) any declaration, setting aside or payments of any dividend or other distribution, or any other payment on or with respect to any of the capital stock or other equity interests of the Company or any of its Subsidiaries; (j) any sale, assignment, transfer or grant of any Intellectual Property, entry into any settlement regarding the breach or infringement of any Intellectual Property, or any action taken (or to the knowledge of Company, the failure of any action) that has resulted in, or would reasonably be likely to result in, the loss, lapse, abandonment, invalidity or enforceability of any material Intellectual Property; (k) any purchase, redemption or other acquisition, or the entry into any commitment or agreement to purchase, redeem or otherwise acquire, any outstanding capital stock; (l) change or revocation of any material Tax election, election or change of any material method of accounting for Tax purposes, settlement of any Proceeding in respect of Taxes or entered into any Contract in respect of Taxes with any Governmental Body; or (m) any other event that has had a Material Adverse Effect.

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4.5          Title to and Condition of Assets.

(a)          Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by it in the Business, including the properties and assets reflected in the Financial Statements or acquired after the date thereof, free and clear of all Encumbrances other than Permitted Encumbrances (except as disclosed on Schedule 4.5 of the Disclosure Memorandum), except for properties and assets disposed of in the Ordinary Course of Business since the date of the most recent balance sheet (the “Balance Sheet Date”) included in the Financial Statements.

(b)          With respect to Bridge Equipment, Schedule 4.5(b) of the Disclosure Memorandum sets forth (i) each item's location, (ii) the Bridge Equipment hardware description, (iii) significant operating system software description and version of same and (iv) whether such Bridge Equipment and software is covered by an effective maintenance Contract, and if so, the status (including expiration date) of such Contract. All such Bridge Equipment uses operating systems and other software appropriate to operate the Business as currently conducted, and employs usable versions of such software.

4.6          Financial Statements.

(a)          True, correct and complete copies of the Financial Statements have been made available to ATS prior to the date hereof. The Financial Statements (i) have been prepared in accordance with GAAP consistently applied, and (ii) fairly present, in all material respects, the financial condition of Company and its Subsidiaries, on a consolidated basis, and the results of operations and cash flows of Company and its Subsidiaries, on a consolidated basis, as of the dates thereof and the periods then ended, except (i) as otherwise indicated in the Financial Statements and (ii) in the case of unaudited financial statements, for normal recurring year-end adjustments (which are not expected, to be material) and the lack of footnotes thereto. The Financial Statements have been prepared, in all material resects, consistently with the books and records of Company and its Subsidiaries and do not reflect any transactions that are not bona fide.

(b)          The respective minute and corporate or company books of the Company and each of its Subsidiaries, as previously made available to ATS and its representatives, contain, in all material respects, accurate records of all meetings of, and corporate or company action taken by (including action taken by written Consent) the respective shareholders (or other equity owners) and Boards of Directors (or other governing bodies) of the Company and each Subsidiary. The books of account and other business records of the Company, all of which are in the possession of the Company and each of its Subsidiaries and have been made available to ATS, have been maintained in accordance with commercially reasonable business practices, consistently applied, including the maintenance of an adequate system of internal controls, and fairly and accurately provide, in all material respects, the basis for the consolidated financial position and results of operation of the Company and each of its Subsidiaries as set forth in the Financial Statements. Except as set forth on Schedule 4.6(b), neither the Company nor any of its Subsidiaries has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or such Subsidiary.

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(c)          Neither Company nor any of its Subsidiaries has any Liability except for (i) Liabilities set forth in the most recent balance sheet delivered as part of the Financial Statements, (ii) Permitted Encumbrances, and (iii) Liabilities that have arisen after the most recent balance sheet delivered as part of the Financial Statements in the Ordinary Course of Business (which do not exceed $25,000, in the aggregate, and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.7          [RESERVED]

4.8          Regulatory Payments. All Regulatory Payments of Company, including USF Payments, have been properly determined in all material respects in accordance with all applicable Legal Requirements and have been timely paid in full if due and if not due have been reserved for and will be timely paid when due and all Regulatory Payments that Company is required by Legal Requirements to withhold or collect, including USF Payments, have been duly withheld or collected and, to the extent required, have been paid over to the property Governmental Body.

4.9          Agreements.

(a)          Schedule 4.9(a) of the Disclosure Memorandum sets forth an accurate and complete list of the following Contracts (the “Material Contracts”):

(i)          vendor Contracts relating to the Business that involve the payment of over $25,000 by the Company in the most recent 12-month period;

(ii)         all Contracts that provide for the indemnification by the Company of any environmental or other Liability of any Person;

(iii)        forms or samples of broker, distributor, dealer, manufacturer’s representative, franchise, agency, reseller, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(iv)        all Contracts with any labor union or association representing any employees of the Company or any Subsidiary;

(v)         all Contracts with any Governmental Body to which the Company is a party;

(vi)        any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

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(vii)       all Contracts, entered into in the preceding three years, relating to the acquisition or disposition by the Company or any Subsidiary of (A) any business or business segment (whether by merger, consolidation or other business combination, sale of assets or otherwise) or the capital stock of any Person, (B) any of the assets of the Company or any Subsidiary (other than sales of inventory or the disposition of obsolete equipment, in each case in the Ordinary Course of Business) for consideration in excess of $250,000;

(viii)      all Contracts relating to the incurrence, assumption or guarantee of indebtedness, or the making of any loans or advances, including Capital Leases, in each case involving amounts in excess of $50,000;

(ix)         all Contracts that are not terminable upon 30 days’ or less notice (excluding Contracts terminable upon a payment of less than $25,000), including all Customer Service Contracts, debts, loans, security agreements, equipment and other leases;

(x)          all employment, separation, severance, consultant or independent contractor Contracts and employee, consultant or independent contractor non-competition, non-solicitation, or confidentiality Contracts currently in effect relating to the Business in each case, with employees, consultants or independent contractors of Company or its Subsidiaries whose base salary or base rate of compensation exceeds $125,000 per year;

(xi)         all Contracts which limit or restrict where the Company may conduct the Business or the type or line of business in which the Company may engage;

(xii)        all Contracts between or among the Company on the one hand and any Company Shareholder or any Affiliate of any Company Shareholder (other than the Company) on the other hand;

(xiii)       all Contracts that require the Company to purchase its total requirements of any products or service from a third party or that contain “take or pay” provisions;

(xiv)      all Customer Service Contracts that involve revenues of more than $25,000 by the Company or a Subsidiary in the most recent 12-month period;

(xv)       all Contracts not made in the Ordinary Course of Business; and

(xvi)      any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.9.

Company has delivered or made available to ATS true and complete copies of each Material Contract. Except as set forth on Schedule 4.9(a), each such Material Contract is in full force and effect and a legal and binding obligation of Company or its Subsidiary, enforceable in accordance with its terms against Company or its Subsidiary and, to the Company’s knowledge, the other party thereto, except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Legal Requirements (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

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(b)          Except as set forth on Schedule 4.9(b) of the Disclosure Memorandum no Customer Service Contract contains “most favored nation” or similar pricing provisions.

(c)          Except as set forth on Schedule 4.9(c) of the Disclosure Memorandum no Contract to which the Company or any of its Subsidiaries is a party subject the Company or any of its Subsidiaries to a lump sum payment in excess of $25,000 at the end of the term of such Contract.

(d)          Neither the Company nor any of the Subsidiaries has received any written notice or otherwise has knowledge of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any Material Contract. To the knowledge of Company, no other party obligated to the Company or any Subsidiary pursuant to a Material Contract has breached, violated or defaulted in any material respect under such Contract.

(e)          Except for Material Contracts in respect of any Indebtedness being satisfied at Closing, all of the Material Contracts to which the Company or any Subsidiary is a party or by which any of them is bound were entered into on arms-length terms, and are in full force and effect in accordance with their respective terms, and are, and following the Closing will continue to be, legal, valid, binding, enforceable and in full force and effect on identical terms.

4.10        Permits. Company and its Subsidiaries hold the Permits described on Schedule 4.10 of the Disclosure Memorandum (each of which is in full force and effect) and no other Permits are necessary for the lawful operation of the Business by Company or any of its Subsidiaries or such Person’s ownership of its properties and assets, except for such Permits, individually or in the aggregate, for which the failure to obtain or maintain in full force and effect would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received notice of termination, non-renewal, revocation or modification of any Permit and is not delinquent in the payment of any Taxes or fees with respect to any Permits except for such Permits, individually or in the aggregate, for which the failure to maintain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Company has delivered true, correct and complete copies of each Permit described on Schedule 4.10 to ATS.

4.11        Litigation. Except as set forth on Schedule 4.11 or Proceedings which are not reasonably likely to result in liability to material Company or its Subsidiaries, there are no Proceedings pending or, to the Company’s knowledge, threatened against Company or its Subsidiary in the last three years. Neither Company nor any of its Subsidiaries is subject to any Order prohibiting or restraining the Contemplated Transactions. Schedule 4.11 of the Disclosure Memorandum sets forth and describes all Proceedings relating to the Business in the three (3) years prior to the date hereof.

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4.12        Customers.

(a)          Schedule 4.12(a) of the Disclosure Memorandum lists the top fifty (50) customers of the Business along with the gross revenue from such customer during the twelve (12) months ended June 30, 2013. Except as set forth in Schedule 4.12(a) of the Disclosure Memorandum, since July 1, 2013, no customer of the Business that was one of the top fifty (50) customers of the Business as measured by revenues from that customer during the twelve months ended June 30, 2013 has discontinued or materially limited its purchases from or dealings with Company or any of its Subsidiaries, and, to the knowledge of Company, no such customer intends to terminate or materially reduce its purchases from or dealings with the Business in the future.

(b)          Schedule 4.12(b) of the Disclosure Memorandum sets forth all current customers of the Business who have more than $100,000 in gross revenue for the 12 month period ended June 30, 2013 who are not parties to written Customer Service Contracts with either Company or any of its Subsidiaries that are currently in effect.

4.13        Accounts Receivable; Deferred Revenue. All of the accounts receivable of the Business are owned by and in the name of Company or its Subsidiaries, and Schedule 4.13 of the Disclosure Memorandum sets forth all accounts receivable of the Company and its Subsidiaries outstanding as of July 31, 2013, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related account receivable. All of Company’s and its Subsidiary’s accounts receivable represent bona fide amounts owed for products previously delivered or services previously rendered and none of such accounts receivable represent a billing for products not yet delivered or services not yet performed. Neither Company nor any of its Subsidiaries has accepted any prepayment or other payment for products to be delivered or services to be performed on or after the Closing Date.

4.14        Insurance. Schedule 4.14 of the Disclosure Memorandum sets forth a list of all insurance policies carried by Company and/or its Subsidiaries, and also sets forth an accurate list of all insurance loss runs and worker’s compensation claims received for the most recently ended three (3) policy years. True, complete, and correct copies of all insurance policies carried by Company and/or its Subsidiaries that are presently in effect have been provided to ATS and are in full force and effect.

4.15        Intellectual Property.

(a)          Schedule 4.15 of the Disclosure Memorandum sets forth a complete and correct list of (i) the Intellectual Property that is registered, issued or subject to a pending application for registration or issuance with an applicable Governmental Body in the name of the Company or any of its Subsidiaries and (ii) each Contract (A) granting to the Company or any of its Subsidiaries any right in any Intellectual Property owned by any third party (other than licenses for “off-the-shelf” shrinkwrap, clickwrap or other similar commercially available non-custom software on generally standard terms and conditions) and (B) pursuant to which Company or any of its Subsidiaries has granted to a third party any right in any Intellectual Property owned by Company or any of its Subsidiaries (other than Customer Service Contracts and any other Contracts made in the Ordinary Course of Business). Company and its Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Intellectual Property used in the Business, except where the failure to own or possess such rights would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned by Company or any of its Subsidiaries has been made, is currently outstanding or, to the Company’s knowledge, is threatened. Except as set forth in Schedule 4.15(a)(iii), neither Company nor any Subsidiary has received any notices of or is aware of any facts that indicate a likelihood that Company or any of its Subsidiaries infringe or misappropriate, or conflict with, the rights of any third parties in any Intellectual Property, including any demand or request that Company or any of its Subsidiaries license any such rights from, or make royalty payments in connection with the use of such rights and neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with any rights of any third parties in any Intellectual Property, except as would not, individually or in the aggregate, have a Material Adverse Effect.

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(b)          Each of Company and its Subsidiaries has taken commercially reasonable actions, measures and precautions to maintain, safeguard and protect all of the Intellectual Property owned by Company or any of its Subsidiaries and the trade secrets related to the Business, and each of Company and its Subsidiaries has taken all steps required by any applicable Legal Requirement necessary to protect and secure the trade secrets related to the Business to the fullest extent permissible pursuant to such Legal Requirement.

(c)          The Company and each of its Subsidiaries have taken reasonable measures to ensure that all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Intellectual Property on behalf of Company or any of its Subsidiaries either (i) have been party to a “work-for-hire” arrangement or agreement with Company or its Subsidiaries, in accordance with applicable Legal Requirements, that has accorded Company or such Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, (ii) have executed appropriate instruments of assignment in favor of Company or such Subsidiary as assignee that have conveyed to Company or such Subsidiary full, effective and exclusive ownership of all tangible and intangible property thereby arising or (iii) otherwise validly assign to Company or an applicable Subsidiary any and all right, title and interest in and to any such tangible and intangible property thereby arising.

(d)          Schedule 4.15(d) of the Disclosure Memorandum accurately identifies and describes (i) each item of Open Source Code that is contained in, or distributed with, or used in the development of the Company Product or from which any part of any Company Product is derived, (ii) the type of open source license for each such item of Open Source Code, and (iii) the Company Product to which each such item of Open Source Code relates. Except as set forth on Schedule 4.15(d) of the Disclosure Memorandum, no Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose any other limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product except as would not reasonably be expected to have a Material Adverse Effect.

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4.16        Environmental Matters. Except as set forth on Schedule 4.16, with respect to the Business: (a) neither Company nor any of its Subsidiaries has received any notice of any noncompliance with any Environmental and Safety Requirement or any Liability, or remedial or corrective obligation thereunder or any investigation or Proceeding relating thereto; and (b) to the Company’s knowledge, no asbestos-containing materials, polychlorinated biphenyls, other pollutants or underground storage tanks have been shipped from, used at, disposed of on, or are otherwise located at or under the Company’s or any of its Subsidiary’s properties used in the Business.

4.17        Employment Matters.

(a)          Schedule 4.17(a) of the Disclosure Memorandum sets forth, as of the date hereof, (i) all present employees and directors employed by the Company and each of its Subsidiaries; (ii) including for each such employee or director, his or her base salary or base wage rate; (iii) any special benefits offered to executives or directors that are not offered to other employees; and (iv) the entity which employs or engages such employee or director. Schedule 4.17(a) of the Disclosure Memorandum also sets forth any employee who is absent from work due to a work-related injury or a disability, is receiving workers’ compensation, is receiving disability compensation, is on secondment, is on statutory leave, maternity leave or other long term leave of absence. Except as would not be material, as of the date hereof, there are no unpaid salaries, wages, employment benefits, entitlements, allowances, bonuses or commissions or compensation of any kind owed by Company or any Subsidiary to any employee, director, dependent contractor, or independent contractor of Company or any Subsidiary (other than those not yet due and that have been accrued in the financial books and records of Company or such Subsidiary and that, to the extent unpaid as of the Closing Date, will be reflected as accrued expenses on the Closing Date Balance Sheet).

(b)          As of the date hereof, no outstanding offer of employment has been made by Company or any of its Subsidiaries to any person who would be an officer of Company or its Subsidiaries nor has any such person accepted such an offer of employment made by Company or any of its Subsidiaries but who has not yet commenced such employment.

(c)          No employees of Company or its Subsidiaries are covered by a collective bargaining agreement, and to the knowledge of the Company, no employee organizing efforts are pending with respect to employees of Company or its Subsidiaries. Neither Company nor any Subsidiary has, within the three years preceding the date hereof, experienced any organized slowdown, organized work interruption, strike or work stoppage by employees, nor to the knowledge of Company is any such slowdown, interruption, strike or stoppage threatened.

(d)          There are no unfair labor practice claims or charges pending or, to the knowledge of Company, threatened, involving Company or any of its Subsidiaries with respect to the employees of Company or its Subsidiaries. Each of Company and its Subsidiaries is in material compliance with all Legal Requirements concerning the employer-employee relationship, including, without limitation, terms and conditions of employment, orders and awards, codes of conduct, employment standards, pay equity collective agreements, applicable anti-discrimination laws, employee leave laws, employee whistleblower laws, employer wage and hour laws, workers’ compensation laws, occupational safety laws, unemployment laws, employment laws, social security laws, superannuation, pension or equivalent laws.

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(e)          Except as set forth in Schedule 4.11 of the Disclosure Memorandum or as would not be material, as of the date hereof, there is not pending or, to the knowledge of Company, threatened, any Proceeding against Company or its Subsidiaries pursuant to any Law relating to employees, including but not limited to employment standards, human rights, labor relations, occupational health and safety, workers’ compensation, pay equity or employment equity, and, to the knowledge of Company, no event has occurred or circumstances exist which might give rise to or serve as a valid basis for the commencement of any such Proceeding.

(f)          Any notice required under the federal Worker Adjustment and Retraining Notification Act or any similar state or provincial law regarding advance notice of layoffs, that is, has been, since January 1, 2012, or will be required of Company or any of its Subsidiaries to its employees or former employees by reason of its acts prior to the Closing or by reason of the consummation of the Closing (without taking into account any actions by ATS or its Affiliates on or after the Closing), has been given by Company or the applicable Subsidiary.

(g)          No employee’s terms and conditions of employment were changed in connection with any “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended (or the relevant provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981)).

4.18        Compliance with Laws. Except for violations the existence of which would not have a Material Adverse Effect, Company and each of its Subsidiaries has complied with all Legal Requirements applicable to it, the Business, and Company’s or such Subsidiary’s properties and assets and no Proceedings have been filed against Company or any Subsidiary alleging a violation of any such Legal Requirements. Neither Company, any Subsidiary, nor any of Company's or any Subsidiary's directors, officers, other members, agents, employees, managers, or any other Person acting for or on behalf of Company or any Subsidiary has, directly or indirectly: (a) offered or given on its behalf, anything of value or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any official of a Governmental Body, any political party or official thereof or any candidate for political office; any customer or member of any Governmental Body; or any other Person, regardless of form, whether in money, property or services: (i) to influence any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function (ii) to obtain favorable treatment in securing business; (iii) to pay for favorable treatment for business secured; (iv) to obtain concessions or for special concessions already obtained, for or in respect of Company or any of its Subsidiaries; or (v) in violation of any law; (b) established or maintained any fund or asset that has not been recorded in the books and records; or (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010, as amended and the rules and regulations thereunder. Except for marketing-related promotions given to actual customers valued individually at less than $1,000 in each instance, neither Company nor any of its Subsidiaries has given or agreed to give any money, gift or similar benefit to any actual or potential customer, supplier, government employee, insider or any other Person in a position to assist or hinder a seller in connection with any actual or proposed transaction. As of the Closing Date, the Company and its Subsidiaries are in compliance with applicable Payment Card Industry Data Security Standards with respect to the acceptance, storage and transmission of customer credit and debit card and account data.

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4.19        Employee Benefits.

(a)           Schedule 4.19(a) of the Disclosure Memorandum lists, as of the date hereof, each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material plan, agreement, policy, fund or arrangement providing bonuses, profit sharing benefits, pension benefits, compensation, deferred compensation, stock options, phantom stock, stock appreciation rights, stock purchase rights, fringe benefits, severance payments, long service payments, post-retirement benefits, scholarships, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments, superannuation or other benefits, in each case, that Company and any of its Subsidiaries sponsor or have Liability with respect to, or have any obligation to contribute to, for the benefit of current or former directors, independent contractors or employees of Company or any of its Subsidiaries or any of their beneficiaries (collectively, the “Company Benefit Plans”), but with respect to any employment agreement or individual equity award agreement that are in standard form agreements, the form, rather than each individual agreement, has been listed on Schedule 4.19(a) of the Disclosure Memorandum. Company Benefit Plans shall include any statutory non-United States plans with respect to which Company or any of its Subsidiaries is obligated to make contributions or comply with under applicable Legal Requirements; provided, however, that such plans are not listed on Schedule 4.19(a) of the Disclosure Memorandum. Except as set forth on Schedule 4.19(a) of the Disclosure Memorandum, Company has made available to ATS true, correct and complete copies of (i) each Company Benefit Plan or written summary of each Company Benefit Plan (provided, that for any employment agreements or equity award agreements that are in standard form agreements, the form, rather than each individual agreement, has been made available to ATS), (ii) the annual reports on IRS Forms 5500 (with schedules attached) and any other required filings for each applicable Company Benefit Plan and any related trust for the preceding two (2) years, (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (iv) each trust agreement and insurance or group annuity Contract relating to any Company Benefit Plan, to the extent applicable, (v) the most recent actuarial valuation for each Company Benefit Plan for which an actuarial valuation is required, (vi) each written communication within the twelve (12) months immediately preceding the date hereof, involving a Company Benefit Plan or any related trust, to or from the IRS, Department of Labor (“DOL”), Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body, and (vii) the most recent determination letter or advisory letter (as applicable) received from the IRS pertaining to any Company Benefit Plan that is a Company Pension Plan (as defined below).

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(b)          Except as set forth on Schedule 4.19(b) of the Disclosure Memorandum, each Company Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code (including the rules and regulations thereunder) and all other applicable Legal Requirements. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) has received a favorable IRS determination letter as to its qualification or is a volume submitter plan that is subject of a favorable advisory letter from the IRS, and no event has occurred since the date of the most recent determination letter or advisory letter (as applicable) that would adversely affect the qualification of such Company Pension Plan. As of the date hereof, no Proceeding (other than routine benefit claims) instituted, or to the knowledge of Company, has been threatened against any Company Benefit Plan, any trustee or fiduciaries thereof, or Company or any of its Subsidiaries, except for any such Proceeding that could not result in a material liability to Company.

(c)          Neither Company nor any of its Subsidiaries has any indemnity obligations for any taxes imposed under Section 409A of the Code.

(d)          All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans and applicable Legal Requirements have been timely made or have been reflected on the Reference Balance Sheet. No Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. All administrative costs attributable to the Company Benefit Plans have been paid when due.

(e)          No Company Benefit Plan is a “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) . To the knowledge of the Company, no event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained by any ERISA Affiliate that could subject Company or any of its Subsidiaries to a material liability under Code Sections 412, 430 4980B or Title IV of ERISA.

(f)          Except as set forth on Schedule 4.19(f) of the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not (i) give rise to any payment (including any severance pay, unemployment compensation, or termination pay) becoming due to any current or former employee, independent contractor or director of Company or any of its Subsidiaries, (ii) accelerate the time of payment or vesting of any benefits under any Company Benefit Plan, or (iii) increase the amount of compensation or benefits due under any Company Benefit Plan. No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by Company or its Subsidiaries, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the transactions contemplated hereby.

(g)          No Company Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of Company or its Subsidiaries, other than continuation coverage required by Section 4980B of the Code or Section 601-608 of ERISA or similar Legal Requirements.

4.20        Adequacy of Technology Assets. Each of Company’s and its Subsidiaries’ properties and assets include the source code, system documentation, statements of principles of operation and schematics for all Technology Assets, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Documentation also includes any programs owned or licensed by Company or any Subsidiary including software code compilers, software workbenches, development tools and proprietary development languages used for the development, maintenance and implementation of the Technology Assets.

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4.21        Third-Party Components in Software Programs. Each of Company and its Subsidiaries has validly and effectively obtained the right and license to the third-party software contained in the Technology Assets and Documentation pursuant to the Contracts. The Technology Assets and Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership.

4.22        Third-Party Interests or Marketing Rights in Software Programs. Except as set forth on Schedule 4.22 of the Disclosure Memorandum, neither Company nor any of its Subsidiaries has granted, transferred or assigned any right or interest in the Technology Assets, the Documentation or the Intellectual Property to any Person, other than non-exclusive rights or interests pursuant to Customer Service Contracts. There are no contracts, agreements, licenses and other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Technology Assets, the Documentation or Intellectual Property by any salesperson, distributor. sublicensor or other remarketer or sales organization.

4.23        Banking Facilities. Schedule 4.23 of the Disclosure Memorandum sets forth a true, correct and complete list of each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat.

4.24        Transactions with Related Parties. No employee, officer, director, shareholder (or immediate family member of any of the foregoing) or Affiliate of Company or any of its Subsidiaries (“Related Party”) has any interest in any property or asset (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Except as set forth on Schedule 4.24 of the Disclosure Memorandum, no Related Party owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with Company or any of its Subsidiaries or (ii) engaged in competition with Company or any Subsidiary with respect to any line of the products or services of Company or any such Subsidiary in any market presently served by Company or any such Subsidiary, except for ownership of less than five percent (5%) of the outstanding capital stock of any such business that is publicly traded. Except as set forth on Schedule 4.25 of the Disclosure Memorandum, no Related Party is a party to any Contract with, or has any claim or right against, Company or any of its Subsidiaries.

4.25        Brokers. Neither Company nor any of its Subsidiaries has incurred any Liability for brokerage or finders’ fees or agents’ commission or other similar payment in connection with the Contemplated Transactions.

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5.           REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder hereto represents, solely as to itself, to ATS as follows:

5.1          Authorization of Agreement. Such Selling Shareholder has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to consummate the Contemplated Transactions and perform its obligations contemplated thereby. This Agreement has been, and each other Transaction Document to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by such Selling Shareholder, and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each other Transaction Document to which it is a party, when so executed and delivered at the Closing will constitute, a legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Legal Requirements (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

5.2          Conflicts; Consents of Third Parties.

(a)          None of the execution, delivery and performance by such Selling Shareholder of the Transaction Document to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Shareholder with any of the provisions hereof or thereof will: (i) cause such Selling Shareholder to breach any Legal Requirement or Order of any Governmental Body that is applicable to such Selling Shareholder; or (ii) conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any oblations arising under, trigger any payment under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) pursuant to, or otherwise adversely affect, in any material respect, of any of the terms, conditions or provisions of any material agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder (or such Selling Shareholder’s assets) may be bound, or constitute a default thereunder.

(b)          No Consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person (including any spousal Consent or Consent of the beneficiary of any trust) or Governmental Body is required on the part of such Selling Shareholder in connection with the execution and delivery of the Transaction Documents to which such Selling Shareholder is a party, or the compliance by such Selling Shareholder with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

5.3          Ownership and Transfer of Shares. Such Selling Shareholder is the sole record and beneficial owner of the shares of Company Capital Stock identified opposite its name on Schedule 4.3(b), free and clear of any and all Encumbrances (other than Permitted Encumbrances). Such Selling Shareholder has the power and authority to sell, transfer, assign and deliver such shares of Company Capital Stock as provided in this Agreement, and such delivery will vest in ATS good and valid title to such Company Capital Stock, free and clear of any and all Encumbrances (other than Permitted Encumbrances). Such Selling Shareholder is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Capital Stock.

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5.4          Litigation. There are no Proceedings pending, or to the knowledge of such Selling Shareholder threatened, that are reasonably likely to prohibit or restrain the ability of such Selling Shareholder to enter into this Agreement or timely to consummate the transactions contemplated hereby.

5.5          Brokers. No Person has acted, directly or indirectly, as a broker, finder, agent, Representative or similar intermediary for such Selling Shareholders in connection with this Agreement and the Contemplated Transactions and no other Person is entitled to any fee or commission or like payment in respect thereof.

6.           REPRESENTATIONS AND WARRANTIES OF ATS AND MERGER SUB

As an inducement to Company to enter into this Agreement and to consummate the Contemplated Transactions, each of PGi, ATS and Merger Sub represents and warrants, severally and not jointly, to Company and Selling Shareholders as follows:

6.1          Organization and Good Standing. PGi is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia; ATS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri; and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

6.2          Due Authorization. Each of PGi, ATS and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to consummate the Contemplated Transactions and to perform its obligations contemplated hereby. The execution, delivery and performance of this Agreement by PGi, ATS and Merger Sub have been duly authorized by all necessary corporate action on the part of PGi, ATS and Merger Sub. This Agreement has been, and each Transaction Document to which PGi, ATS or Merger Sub is a party will be at or prior to the Closing, duly executed and delivered by PGi, ATS and Merger Sub and constitutes a legal, valid and binding obligation of them enforceable in accordance with its terms, except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Legal Requirements (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity). No notice to, filing with, authorization of, exemption by or Consent of any Person, Governmental Body or Entity is required in order for PGi, ATS and Merger Sub to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Closing Date.

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6.3          Conflicts; Consents of Third Parties.

(a)          None of the execution, delivery and performance by PGi, ATS and Merger Sub of the Transaction Documents to which such Person is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by PGi, ATS and Merger Sub with any of the provisions hereof or thereof will: (i) cause PGi, ATS or Merger Sub to breach any Legal Requirement or Order of any Governmental Body that is applicable to PGi, ATS or Merger Sub; or (ii) conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any oblations arising under, trigger any payment under, or result in the creation of any Encumbrance pursuant to, or otherwise adversely affect, in any material respect, of any of the terms, conditions or provisions of any material agreement or instrument to which PGi, ATS or Merger Sub is a party or by which PGi, ATS or Merger Sub (or such Person’s assets) may be bound, or constitute a default thereunder.

(b)          No Consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of PGi, ATS or Merger Sub in connection with the execution and delivery of the Transaction Documents or the compliance by PGi, ATS or Merger Sub with any of the provisions thereof, or the consummation of the Contemplated Transactions.

6.4          Litigation. There are no Proceedings pending, or to the knowledge of such Person threatened, that are reasonably likely to prohibit or restrain the ability of PGi, ATS or Merger Sub to enter into this Agreement or timely to consummate the Contemplated Transactions. None of PGi, ATS or Merger Sub or any of their Affiliates is named in any Order that affects or may affect the ability of such Person to consummate the Contemplated Transactions.

6.5          Financial Capability.   PGi has, and will cause ATS to have, prior to and at the Closing, sufficient funds to pay the Adjusted Aggregate Merger Consideration contemplated by this Agreement, and to pay all related fees and expenses, including any Transfer Taxes, for which it is responsible and to perform all other obligations of ATS and Merger Sub contemplated by this Agreement.

6.6          Brokers. None of PGi, ATS or Merger Sub has incurred any Liability for brokerage or finders’ fees or agents’ commission or similar payment in connection with the Contemplated Transactions.

7.           CONDUCT PRIOR TO THE EFFECTIVE TIME

7.1          Access and Investigation. During the period from the date of this Agreement through the earlier to occur of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), Company shall, and shall cause the respective Representatives of Company and each of its Subsidiaries, to provide ATS and ATS’s Representatives with reasonable access, during normal business hours and upon reasonable advance notice from Representatives of ATS, to Company’s and each of its Subsidiary’s Representatives, the personnel listed on Schedule 7.1 of the Disclosure Memorandum and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding Company or such Subsidiary as ATS may reasonably request; provided that such access is not disruptive to the Business. Without limiting the generality of the foregoing, during the Pre-Closing Period, Company shall promptly provide ATS with copies of: (i) all material operating and financial reports prepared by Company or any of its Subsidiaries for Company’s senior management, including copies of the unaudited monthly consolidated financial statements; (ii) any written materials or communications sent by or on behalf of Company to its shareholders; (iii) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iv) any material notice of alleged violations or legal non-compliance received by Company or any of its Subsidiaries from any Governmental Body. All information obtained by ATS and its Representatives pursuant to this Section 7.1 and otherwise obtained in connection with the Contemplated Transactions shall be kept confidential in accordance with the existing Confidentiality Agreement between ATS and Company (the “Confidentiality Agreement”).

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7.2          Operation of the Business.

(a)          During the Pre-Closing Period (except with the prior written Consent of ATS) Company shall (and shall cause its Subsidiaries to) cause the Business to be operated only in the Ordinary Course of Business, in compliance with all applicable Legal Requirements and all Contracts. From the period beginning on the Closing Date, all revenue and trade payables arising out of or related to the Business shall be for ATS’s account. During the Pre-Closing Period, Company will use (and will cause each of its Subsidiaries to use) its commercially reasonable efforts to (i) preserve intact the Business and the business organization of such Person, (ii) keep available the services of its current officers and employees, (iii) maintain in effect all approvals from Governmental Bodies which are necessary or desirable for the operation and management of the Business, (iv) maintain, preserve and keep all of Company’s and each Subsidiary’s assets in reasonable condition and repair (ordinary wear and tear excepted), (v) preserve the goodwill of its material suppliers, customers, licensors, and lessors, (vi) keep in full force all insurance policies listed on Schedule 4.14 of the Disclosure Memorandum and (vii) (A) timely file, in accordance with applicable Legal Requirements, all Federal, state and local, domestic and foreign, income and franchise Tax Returns and reports and all other material Tax Returns and reports due on or prior to the Closing Date, except for Tax Returns with respect to which the Company has received an extension of time in which to file any such Tax Return or report. In each case as set forth on Schedule 4.7 of the Disclosure Memorandum (“Post-Signing Returns”) required to be filed by Company or any of its Subsidiaries (after taking into account any extensions), which shall be complete and correct, except for failures to file or be true and correct that individually or in the aggregate are not reasonably likely to result in a material Liability for Company or any Subsidiary; (B) timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed, other than Taxes being contested in good faith; (C) accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (D) notify ATS of any Proceeding pending against or with respect to the Company or any of its Subsidiaries in respect of any material Tax and not settle or compromise any such Legal Proceeding relating to any material Tax without ATS’s prior written Consent, which shall not be unreasonably withheld or delayed; and (E) not make or revoke any material Tax election without ATS’s Consent.

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(b)          Except set forth on Schedule 7.2(b) as otherwise permitted or required by this Agreement, or as otherwise consented to or approved by ATS in writing, neither Company nor any of its Subsidiaries shall:

(i)          amend its Organizational Documents or take any corporate or limited liability company or other action if any such amendment or action would have an adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement;

(ii)         (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other of its securities or any options, warrants, calls or rights to acquire any such shares or other securities or (D) take any action that would result in any amendment, modification or change of any term (including any conversion price thereof) of any debt;

(iii)        issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of any Company Capital Stock or the value of Company or any part thereof (other than (A) the issuance of shares of Common Stock upon the exercise of Company Options, (B) the issuance of shares of Common Stock immediately prior to the Merger, as required by the Company’s Amended and Restated Articles of Incorporation, in effect as of the date hereof and (C) conversions of Series AA Preferred Stock);

(iv)        enter into, acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any Person;

(v)         create or incur any material Encumbrance against any material asset of the Business, other than Permitted Encumbrances;

(vi)        enter into, amend, in any material respect, or terminate any material Contract or default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time or both, would constitute a material default) in any of its obligations under any material Contract;

(vii)       enter into any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any material lease or sublease of real property;

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(viii)      acquire or agree to acquire or license any material assets other than in the Ordinary Course of Business or incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $100,000 during any fiscal quarter;

(ix)         dispose of or permit to lapse any material rights to the use of any material Intellectual Property or disclose any material Intellectual Property not a matter of public knowledge, other than as required by Legal Requirements or contractual obligations existing on the date hereof;

(x)          dispose of any material assets or properties outside of the Ordinary Course of Business;

(xi)         repurchase, prepay or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of another Person, in each case, exceeding $100,000 or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(xii)        make any loans, advances or capital contributions to, or investments in, any other Person, except for commission, or similar travel advances to employees made in the Ordinary Course of Business;

(xiii)       (A) pay, discharge, settle or satisfy any material claims (including claims of shareholders and any shareholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the June 30, 2013 Balance Sheet (for amounts not in excess of such reserves) or incurred since the in the Ordinary Course of Business, or (B) commence any Proceeding other than in the Ordinary Course of Business;

(xiv)      enter into any material Contract if consummation of the transactions contemplated by this Agreement or compliance by Company with the provisions of this Agreement will conflict with, or result in any violation or breach, in any material respect, of, or default, in any material respect, (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) in or upon any of the properties or assets of Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract;

(xv)       enter into any material Contract, other than in the Ordinary Course of Business, containing any restriction on the ability of Company to assign, all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to ATS or its Subsidiaries or current or future Affiliates of the Company in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

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(xvi)      except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of Company or any of its Subsidiaries or terminate without cause the employment of any employee of Company that has an employment, severance or similar agreement or arrangement with Company which provides for severance or termination payments in excess of $125,000;

(xvii)     (A) hire any new employee with an annual base salary in excess of $125,000 or promote any employee to a position with an annual base salary in excess of $125,000, except, in each case, in order to fill a position vacated after the date of this Agreement, or (B) engage any consultant or independent contractor for a period exceeding thirty (30) days whose annual compensation would exceed $125,000;

(xviii)    increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of Company, except (A) in the Ordinary Course of Business with respect to any employee, officer, director or independent contractor of the Company with an annual base salary or rate of compensation less than $125,000, (B) as required to comply with applicable Legal Requirements, or (C) as required by any Contract or Company Benefit Plan in effect on the date of this Agreement;

(xix)       except as required to comply with applicable Legal Requirements or any Contract or Company Benefit Plan in effect on the date of this Agreement, (A) grant any equity or equity based awards under any Company Benefit Plan (including the grant of Company Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock), (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan, except with respect to the acceleration of vesting and termination of any Company Options pursuant to Section 2.5 of this Agreement and the Value Participation Plan Payments pursuant to Section 8.10, or (C) adopt, enter into or materially amend any Company Benefit Plan other than offer letters entered into with new employees in the Ordinary Course of Business;

(xx)        change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xxi)       change or rescind any material Tax election, amend any material Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Company in respect of any post-Closing Tax period;

(xxii)      except for changes in the Ordinary Course of Business, change any of its pricing policies, service policies, personnel policies or other business policies, in any material respect;

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(xxiii)     fail to comply, in all material respects, with all applicable Legal Requirements governing or relating to the Business, including, without limitation, all approvals from Governmental Bodies if such failure would have a Material Adverse Effect; or

(xxiv)    authorize any of, or commit or agree to take any of, the foregoing actions.

(c)          During the Pre-Closing Period, Company shall promptly notify ATS in writing of:

(i)          the discovery by Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Company in this Agreement;

(ii)         any incurable material breach of any covenant of Company;

(iii)        any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 9 or Section 10 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect; and

(iv)        (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Company or the Contemplated Transactions.

Subject to Section 7.4, no notification given to ATS pursuant to this Section 7.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Company contained in this Agreement.

7.3          No Solicitation.

(a)          Company shall not (and shall cause its Subsidiaries not to) directly or indirectly, authorize or permit any Representative of Company or any of its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information regarding Company or any Subsidiary to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction, except, in each instance, if the Board of Directors of the Company or a special committee of the Board of Directors of the Company formed to evaluate Acquisition Proposals concludes in good faith and upon the advice of its outside legal counsel, that the failure to take any such action would breach its fiduciary obligations to the shareholders of the Company under the Colorado Code (in which case the Company shall promptly provide written notice to ATS of the Company’s receipt of such advice).

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(b)          Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal) advise ATS orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal relating to Company or any of its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period and shall provide ATS copies all written materials received by Company or any of its Subsidiaries related thereto. Company shall keep ATS fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)          Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Company is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of ATS.

8.           ADDITIONAL AGREEMENTS

8.1          Company Information Statement.

(a)          Following the consummation of the Closing, Company shall prepare, with the cooperation of ATS, a written information statement (the “Information Statement”) in accordance with the Colorado Code informing the Company Shareholders who did not execute the Selling Shareholder Consent of the approval of the Contemplated Transactions by Company Shareholders and their dissenters’ rights pursuant to Article 113 (and including a copy of Article 113 and a copy or summary of this Agreement). Anything to the contrary contained herein notwithstanding, Company shall not include in the Information Statement any information with respect to ATS or its Affiliates, the form and content of which information shall not have been approved by ATS prior to such inclusion, which approval shall not be unreasonably withheld.

(b)          Company shall ensure that, the Information Statement (other than information about PGi, ATS and Merger Sub furnished by PGi, ATS or Merger Sub or their respective Representatives for inclusion in the Information Statement) shall not, on the date the Information Statement is first mailed to the Company Shareholders or at the time of any amendment supplement thereof, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(c)          PGi, ATS and Merger Sub shall ensure, and PGI shall cause ATS and Merger Sub to ensure, that the information with respect to PGi, ATS or Merger Sub that PGi, ATS or Merger Sub or any of their respective Representatives furnish to the Company for use in the Information Statement does not, on the date the Information Statement is first mailed to the Company Shareholders or at the time of any amendment or supplement thereof, contain any statement which, at such time is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

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(d)          Each Selling Shareholder hereby waives, to the full extent of any applicable Legal Requirements, any dissenters’ rights pursuant to the Colorado Code with respect to the Company Capital Stock held by such shareholder.

8.2          Commercially Reasonable Efforts; Required Approvals.

(a)          Prior to the consummation of the Closing, Company, PGi, ATS and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and to cause the conditions in Articles 9 and 10 to be satisfied. Without limiting the generality of the foregoing, Company: (i) shall give all notices (if any) required to be made and given by Company in connection with the Merger or any of the other Contemplated Transactions, and shall submit promptly any additional information reasonably requested in connection with such notices; (ii) shall use commercially reasonable efforts to obtain each Consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by Company in connection with the Merger or any of the other Contemplated Transactions; provided, that this Section 8.2(a) shall not require the Company to expend any funds to obtain such Consent or to incur any obligation; and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any Order or other legal bar to the Merger or any of the other Contemplated Transactions. Company shall promptly deliver to ATS a copy of each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)          Each of Company and ATS shall: (i) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement: and (ii) keep the other party informed as to the status of any such Proceeding or threat.

8.3          Press Releases and Announcements. Except for the press release in the form attached hereto as Exhibit G and disclosures required by applicable Legal Requirements, none of Company, PGi, ATS, Merger Sub or any of their respective officers, directors, employees, agents or Affiliates shall make any press release or other direct or indirect public announcement or disclosure regarding or relating to this Agreement or any transaction contemplated hereby. Notwithstanding the foregoing, the parties may mutually agree upon a press release or other public announcement relating to this Agreement or any transaction contemplated hereby.

8.4          Resignation of Officers and Directors. Company shall obtain and deliver to ATS prior to the Effective Time (to be effective as of the Effective Time) the resignation of each executive officer and director of each of the Company and any Subsidiary (in each case, in their capacities as executive officers and directors, and not as employees), as ATS shall specify not less than five (5) days prior to the Closing Date.

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8.5           Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, the Board of Directors of Company will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of or comply with any Takeover Statute on any of the Contemplated Transactions.

8.6           [RESERVED]

8.7           401(k) Plans. Company, by action of its Board of Directors (or committee thereof that is responsible for and is authorized to make employee benefit actions), shall authorize the termination of the Company 401(k) Plan, effective as of immediately prior to the Effective Time.

8.8           D&O Tail Policy. Prior to the consummation of the Closing, the Company shall procure a “tail policy”, in form and substance satisfactory to Company and ATS, with respect to the Company's pre-Closing directors’ and officers’ liability insurance which provides for a six- year period from the Closing Date to report claims which occurred prior to the Closing Date, with coverage levels at least as great as those in effect immediately prior to the Closing Date and covering those persons who were directors and officers of the Company or its Subsidiaries immediately prior to the Closing (the “D&O Tail Policy”). The Company shall deliver a copy of the D&O Tail Policy to ATS prior to Closing. Following the Closing, ATS, upon written instructions from the Shareholders’ Representative, shall cause Company to promptly pay all premiums due the insurance carriers with respect to the D&O Tail Policy. For the avoidance of doubt, all premiums paid for the D&O Tail Policy shall constitute Transaction Expenses.

8.9           Director and Officer Indemnification. At all times following the Merger, ATS will indemnify all present and former officers and directors of the Company and its Subsidiaries (“D&O Indemnified Parties”) against any Damages incurred in connection with any claim or Proceeding arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, to the extent such Damages have not been paid for by insurance, and shall, in connection with defending against any action for which indemnification is available hereunder, promptly reimburse such D&O Indemnified Parties from time to time for any reasonable costs and expenses reasonably incurred by such D&O Indemnified Parties; provided that such reimbursement shall be conditioned upon such D&O Indemnified Parties’ agreement promptly to return such amounts if a court of competent jurisdiction shall ultimately determine that indemnification of such D&O Indemnified Parties is prohibited by applicable law. The foregoing rights shall be in addition to any rights to which any D&O Indemnified Party may be entitled by reason of the Organizational Documents of the Company or any of its Subsidiaries, any contract and/or any applicable law. For a period of four years after the Closing, ATS will not, and will not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Parties (unless required by law), it being the intent of the parties that all D&O Indemnified Parties will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law and as may be set forth in any agreement with any D&O Indemnified Party relating to indemnification and advancement of expenses.

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8.10         Value Participation Plan Payments. As soon as practicable following the Closing, Company shall pay any amounts due under the Value Participation Plan to those individuals set forth on Schedule 8.10 (“Value Participation Plan Payments”) in accordance with Schedule 8.10. For purposes of the Preliminary Adjustment Statement, the amount of any Value Participation Plan Payments will either be reflected as a reduction of cash or accrued as a Liability.

ARTICLE 8A

8A.1         Tax Covenant. After the Closing, for any Pre-Closing Tax Period or any Straddle Tax Period, other than with respect to any Excluded Taxes, ATS shall not, and shall not cause or permit any of its Affiliates (including the Company and its Subsidiaries) to, without the prior written consent of Shareholders’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed, (i) make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Selling Shareholders or any Affiliate of the Selling Shareholders or any indemnification obligation of the Selling Shareholders under Section 8A.4, or (ii) agree to the waiver or any extension, other than an extension relating to an ongoing audit, of the statute of limitations relating to any Taxes of the Company.

8A.2       Preparation and Filing of Tax Returns for Pre-Closing Tax Periods.

(a)          ATS shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company or any of its Subsidiaries with respect to any Tax period that ends on or before the Closing Date or Straddle Tax Period for which Tax Returns are not yet due as of the Closing Date. ATS shall submit a draft of any such Tax Return (other than a Tax Return related to any Excluded Tax) to Shareholders’ Representative prior to the due date for filing such Tax Return for Shareholders’ Representative’s review and comment. Shareholder’s Representative shall provide any comments within a reasonable time prior to the due date for filing such Tax Return. All such Tax Returns shall be prepared in a manner that does not accelerate income or defer deductions unless otherwise required by applicable Legal Requirements. ATS shall incorporate any comments to such Tax Returns except to the extent such comments are inconsistent with applicable Legal Requirements.

(b)          Any amount payable on a Tax Return filed on or after the Closing Date that is attributable to Pre-Closing Tax Periods (exclusive of any Excluded Tax) which exceeds the amount of such Taxes paid prior to the Closing shall be reflected as a Liability in the calculation of the Closing Date Net Monetary Assets.

(c)          In the case of any Taxes that are payable for a Straddle Tax Period that is not treated as ending on the Closing Date, the portions of such Tax related to the Pre-Closing Tax Period shall be deemed to be (i) in the case of any Tax other than Income Taxes or Taxes based on sales, receipts or purchases, the amount of such Tax for the Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period, and (ii) in the case of any Income Tax or Tax based on sales, receipts or purchases, the amount which would be payable if the relevant Tax period had ended on the Closing Date. The remainder of the Taxes payable for the Straddle Tax Period shall be allocable to the Post-Closing Tax Period.

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(d)          In the event of a Tax Claim by any Governmental Authority of any Tax Return with respect to any Tax period that ends on or before the Closing Date or Straddle Tax Period for which Tax Returns are not yet due as of the Closing Date, Selling Shareholders hereby agree to pay and indemnify ATS and its Affiliates (including, after the Closing, the Company and its Subsidiaries) on a Net After-Tax Basis against any Taxes, other than any Excluded Tax, to the extent the amount of such Taxes exceeds the amount of such Taxes reflected as a liability in the Closing Date Net Monetary Assets. The obligations of the Selling Shareholders under this section shall be several and not joint, pro rata based on their Relative Proportionate Percentages.

8A.3       Indemnification by Selling Shareholders; Limitation.

(a)          Selling Shareholders hereby agree to pay and indemnify ATS and its Affiliates (including, after the Closing, the Company and its Subsidiaries) on a Net After-Tax Basis against any Taxes (other than any Excluded Tax) imposed on or with respect to the Company or any of its Subsidiaries with respect to Pre-Closing Tax Periods for which Tax Returns are due prior to the Closing Date (including, without limitation, any Taxes due and owing as a result of the disallowance of any net operating loss of the Company or its Subsidiary that was used to offset Taxable income), to the extent the amount of such Taxes exceed the amount of such Taxes reflected as a liability in the Closing Date Net Monetary Assets The obligations of the Selling Shareholders under this section shall be several and not joint, pro rata based on their Relative Proportionate Percentages.

(b)          Notwithstanding anything contained in this Section 8A.3, no Selling Shareholder shall be liable for any Tax Liability to the extent attributable to or resulting from (i) a breach by ATS or an Affiliate of ATS of any covenant described in Section 8A.1, (ii) any Proceeding with respect to which ATS did not satisfy its obligations under Section 8A.5 or in which Shareholders’ Representative was not afforded the opportunity to participate as provided by Section 8A.5, or (iii) any Excluded Tax.

8A.4       Indemnification by ATS.

(a)           ATS hereby agrees to pay and to indemnify Selling Shareholders and their respective Affiliates on a Net After-Tax Basis against (i) any Taxes imposed on or with respect to the Company or any of its Subsidiaries for any Post-Closing Tax Period, (ii) any Taxes resulting from a breach of Section 8A.1 by ATS or any Affiliate of ATS, and (iii) any Excluded Taxes.

(b)          Notwithstanding anything to the contrary contained in this Section 8A.4, ATS shall not be liable under this Section 8A.4 for any liability to the extent attributable to or resulting from any Tax Claim (defined below) with respect to which Selling Shareholders or Shareholders’ Representative did not (x) satisfy its obligations under Section 8A.5, or (y) afford ATS the opportunity to participate as provided by Section 8A.5.

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8A.5       Disputed Tax Liabilities; Contests.

(a)          If Shareholders’ Representative objects to any item on any Tax Return or notice of adjustment from any Governmental Authority attributable to any Tax period that ends on or before the Closing Date or a Straddle Tax Period and results in a Tax Liability (other than any Excluded Tax) it shall, within twenty (20) days after receipt of the applicable Tax Return or notice of adjustment, unless earlier required by applicable Legal Requirements, notify ATS in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, ATS and Shareholders’ Representative shall negotiate in good faith and use their best efforts to resolve such items. If ATS and Shareholders’ Representative are unable to reach such agreement within five (5) days after receipt by ATS of notice of a disputed item, the amount of the disputed items shall be submitted to a nationally recognized accounting firm (the “Referee”), chosen by and mutually acceptable to both ATS and Shareholders’ Representative within five (5) days for a decision within ten (10) days. The costs, fees and expenses of the Referee shall be shared equally by ATS and Shareholders’ Representative. If a disputed issue is not resolved by the due date for the Tax Return (taking into account all available extensions), the Tax Return shall be filed as prepared by ATS, and an amended Tax Return shall be filed if necessary to reflect the Referee’s decision.

(b)          Each party entitled to an indemnity payment pursuant to Section 8A.3 or 8A.4 (a “Tax Indemnified Party”), agrees to give written notice to the indemnifying party (the “Tax Indemnitor”) of any written notice received by the Tax Indemnified Party or an Affiliate of such Tax Indemnified Party (including, in the case where ATS is the Tax Indemnified Party, the Company or any of its Subsidiaries or if a Selling Shareholder is the Tax Indemnified Party, Shareholders’ Representative) which involves the assertion of any claim, or the commencement of any audit, examination, protest, assessment, suit, action or proceeding (collectively, a “Tax Claim”) in respect of which indemnity may be sought (an “Indemnifiable Tax”) within ten (10) days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such Tax Claim. The Tax Indemnified Party shall give the Tax Indemnitor such information with respect to the Tax Claim as the Tax Indemnitor may reasonably request.

(c)          The Tax Indemnitor may, at its own expense, participate in and, upon notice to the Tax Indemnified Party, assume control of the defense of any such Tax Claim. If the Tax Indemnitor assumes control, it shall have the power to contest or settle the Tax Claim and determine the manner in which the contest or settlement occurs. The Tax Indemnified Party shall cooperate, at the sole expense of the Tax Indemnitor, in the defense of any such Tax Claim. The Tax Indemnitor shall reasonably and in good faith consult with the Tax Indemnified Party with respect to each aspect of the defense against, or compromise or settlement of, any such Tax Claim. Without limiting the generality of the foregoing, the Tax Indemnified Party shall be permitted, at its expense, to be represented at each conference, hearing or meeting with representatives of the pertinent taxing authority (and shall be notified reasonably in advance thereof). The Tax Indemnitor shall promptly notify the Tax Indemnified Party in writing after it settles, compromises or abandons any Tax Claim related to an Indemnifiable Tax. With respect to any Tax Claim that could materially adversely affect the Company, ATS and their affiliates with respect to any Post-Closing Tax Period, the Shareholders’ Representative shall not settle, compromise or abandon any matter related to an Indemnifiable Tax without obtaining the prior written consent of ATS, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that utilization of Company’s net operating losses from any Pre-Closing Tax Period will not be considered to adversely affect Company in any Post-Closing Tax Period. If the Tax Indemnitor does not assume control of the defense of any such Tax Claim, the Tax Indemnified Party may pay, compromise or contest such Indemnifiable Tax in any reasonable manner it deems appropriate and the Tax Indemnitor shall remain fully liable for such Indemnifiable Tax. In no case shall a Tax Indemnified Party settle or otherwise compromise a Tax Claim without the Tax Indemnitor’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed.

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(d)          If a Tax Claim potentially involves Taxes for a Pre-Closing Tax Period for which Selling Shareholders would be required to indemnify ATS pursuant to Section 8A.3 and Taxes for a Post-Closing Tax Period for which ATS would be required to indemnify Selling Shareholders pursuant to Section 8A.4, the parties shall attempt in good faith to bifurcate such Tax Claim and in the event that such a Tax Claim cannot be so bifurcated, the parties shall jointly control the Tax Claim and neither party shall settle or otherwise compromise such Tax Claim without the prior written consent of the other party.

(e)          The Tax Indemnitor may discharge, at any time, its indemnity obligations by paying the Tax Indemnified Party the amount of the applicable loss (including interest, penalties and attorney fees), calculated on the date of such payment.

8A.6       Other Tax Matters.

(a)          Notwithstanding anything to the contrary in this Agreement, this Article 8A shall be the exclusive provision for indemnification for Taxes.

(b)          Any indemnity payment under this Agreement shall be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless otherwise required pursuant to a final determination of any Governmental Authority.

(c)          The indemnity obligations under this Article 8A shall survive until the earlier of (i) the ninetieth (90th) day after expiration of the applicable statute of limitations, and (ii) the Claim Expiration Date.

(d)          For avoidance of doubt, any indemnifications obligations of Selling Shareholders pursuant to this Article 8A shall be subject to Section 11.2(d) and any indemnification payments to Selling Shareholders pursuant to this Article 8A shall be subject to Section 11.3(c).

(e)          Any indemnification obligations of Selling Shareholders under this Article 8A shall be subject to Sections 11.2(b)(ii) and (iii), but is not subject to Section 11.2(b)(i).

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8A.7       Cooperation.

(a)          ATS and Shareholders’ Representative shall furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation of any Tax Claim, and for the prosecution or defense of any Tax Claim relating to any proposed adjustment. Such cooperation and information shall include (i) the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Return, claim for refund, audit, litigation or other proceeding, (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and (iii) providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party shall retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Company and its Subsidiaries for any taxable period ending after the Closing Date and for all taxable periods prior to the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority. Each party agrees to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company and its Subsidiaries or Selling Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(b)          ATS and Shareholders’ Representative shall cooperate with each other in the conduct of any Tax Claim involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8A.7.

8A.8         Transfer Taxes. All Transfer Taxes and related amounts incurred in connection with the transactions contemplated by this Agreement shall be borne (i) 50% by the Selling Shareholders, severally and not jointly, pro rata based on their Relative Proportionate Percentages, satisfied solely from the Escrow and (ii) 50% by ATS. ATS and Shareholders’ Representative shall cooperate to timely prepare, and ATS shall file, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. ATS shall promptly provide Shareholders’ Representative with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax. ATS and Shareholders’ Representative each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

8A.9 Refunds. The amount of any net refund of Taxes and interest thereon received by, or credited against the tax liability of, ATS, any Affiliate of ATS or the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period within five (5) days after receipt thereof (including any credit against a tax liability) by ATS, the Company or any of their respective Affiliates shall be deposited in the Escrow and subject to the Escrow Agreement, other than any refund or credit (i) relating to Excluded Taxes and Tax Returns filed after the Closing Date or (ii) resulting from a carry back of items from a Post-Closing Tax Period, to the extent such refund exceeds the amount reflected as an asset in determining Closing Date Net Monetary Assets.

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9.            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ATS AND MERGER SUB

The obligations of ATS and Merger Sub to consummate the Merger and the other Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by ATS:

9.1           Representations and Warranties. The representations and warranties of the Company and the Selling Shareholders, respectively, set forth in Section 4.1, Section 4.2(a), Section 4.2(b)(i), (ii) and (iii), Section 4.3(a), (b) and (c), Section 5.1 and Section 5.2(a)(i): (I) that are limited or qualified by the word “Material Adverse Effect” or “materiality” shall be true and correct in all respects as of the Closing Date, and (II) that are not limited or qualified by the word “Material Adverse Effect” or materiality shall be true and correct (except for de minimis inaccuracies) as of the Closing Date, in each case, as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct, or true and correct (except for de minimis inaccuracies), respectively, as of such earlier date). The other representations and warranties of the Company and the Selling Shareholders set forth in Article 4 and Article 5 shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material,” except for the term “Material Contract”) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be so true and correct as of such earlier date), except in each case where the failure of any such representations and warranties to be so true and correct, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. ATS shall have received a certificate of the President or Chief Executive Officer of Company to the foregoing effect.

9.2           Agreements and Covenants. Each of the covenants and obligations that Company is required to comply with or to perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

9.3           No Proceedings. No party hereto shall be subject to any Order restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents.

9.4           Consents. All Consents set forth on Schedule 9.4 of the Disclosure Memorandum shall have been obtained, made or given and shall be in full force and effect.

9.5           Release of Encumbrances. ATS shall have received from Company duly and validly executed copies of all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to ATS, that are necessary or appropriate to evidence the release of all Encumbrances set forth in Schedule 9.5 of the Disclosure Memorandum.

9.6           Certificates and Other Deliverables. ATS shall have received Company’s and Shareholders’ Representative’s closing deliverables described in Sections 3.6 and 3.7.

9.7           401(k) Plan. Except as otherwise agreed by the parties, Company shall have terminated the Company 401(k) Plan pursuant to Section 8.7.

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9.8           Amendment to Accounting Function Service Agreement. ATS shall have received the Amendment to Accounting Function Service Agreement executed by each party thereto (other than ATS).

9.9           No Warrants/Other Securities. The Company shall have provided ATS with evidence reasonably satisfactory to ATS as to the termination of all: (a) warrants; (b) other rights to purchase shares of Company Capital Stock; and (c) securities convertible into shares of Company Capital Stock (other than the Series AA Preferred Stock).

9.10         Termination of Investor Rights Agreement. The Investor Rights Agreement shall have been terminated as of the Effective Time.

10.           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

The obligations of Company to consummate the Merger and the other Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

10.1         Representations and Warranties. The representations and warranties of ATS and Merger Sub set forth in Section 6.1, Section 6.2 and Section 6.3(a)(i) and (b): (I) that are qualified by the word “material adverse effect” or “materiality” shall be true and correct in all respects as of the Closing Date, and (II) that are not qualified by the word “material adverse effect” or materiality shall be true and correct as of the Closing Date, in each case, as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct, or true and correct, respectively, as of such earlier date). The other representations and warranties of ATS and Merger Sub set forth in Article 6 shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “material adverse effect” or “material”) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be so true and correct as of such earlier date), except in each case where the failure of any such representations and warranties to be so true and correct, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the ability of ATS and Merger Sub to consummate the Contemplated Transactions. The Company shall have received a certificate of the President or Chief Executive Officer of PGi to the foregoing effect.

10.2         Agreements and Covenants. Each of the covenants and obligations that PGi, ATS or Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

10.3         No Proceedings. No party hereto shall be subject to any Order restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents.

10.4         Certificates and Deliverables. Company shall have received the closing deliverables of PGi, ATS and Merger Sub described in Sections 3.4 and 3.5.

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10.5         Merger Consideration. ATS shall have delivered the Adjusted Aggregate Merger Consideration in accordance with Section 3.3(a).

10.6         Amendment to Accounting Function Service Agreement. Company shall have received the Amendment to Accounting Function Service Agreement executed by each party thereto (other than Company).

11.         SURVIVAL; INDEMNIFICATION AND INSURANCE

11.1         Survival. With the exception of the representations and warranties contained in: (a) Sections 4.1(a), 4.2(a), 4.2(b)(i)-(iii), 4.3(a)-(c), 4.25, 5.1, 5.2(a)(i) and 5.5, which shall survive the Closing until the Claim Expiration Date (the “Company Fundamental Representations”); and (b) Sections 6.1, 6.2, 6.3(a)(i), 6.3(b), and 6.6, which shall survive the Closing indefinitely, the representations and warranties of the parties contained in this Agreement, shall survive Closing for a period of two (2) years, after which the indemnification obligation of a party contained herein shall terminate (unless a party has made a written claim for indemnification in respect of the facts underlying such claim prior to such expiration date (in which case the relevant survival period shall be extended automatically to include any time period necessary until all claims with respect to such underlying facts shall have been finally settled, decided or adjudicated)).

11.2         Indemnification by Selling Shareholders.

(a)          The Selling Shareholders, severally and not jointly, pro rata based on their Relative Proportionate Percentages, shall indemnify and defend ATS and its Affiliates and their respective officers, directors, agents, employees and stockholders (the “ATS Indemnified Parties”) against, and shall hold them harmless from, any Damages incurred or suffered by any of the ATS Indemnified Parties relating to or arising out of any of the following:

(i)          other than with respect to Tax liability which is governed by Article 8A, any breach of or inaccuracy in any representation or warranty made by Company pursuant to this Agreement, the Disclosure Memorandum, or any other Transaction Document to which Company or Selling Shareholder is a party;

(ii)         any breach of or failure by Company to perform any covenant or obligation of Company set out in this Agreement or of the Selling Shareholders in any Transaction Document to which Selling Shareholders are party;

(iii)        any claim by a Company Shareholder or former Company Shareholder, or any other Person, seeking to assert, or based upon: (a) ownership or rights to ownership of any shares of Company Capital Stock or Options; (b) any rights of a shareholder (other than the right to receive consideration pursuant to Article 2 of this Agreement or dissenters’ rights under the applicable provisions of the Colorado Code), including any Option, preemptive rights or rights to notice or to vote; (c) any rights under the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of Company; or (d) any claim that his, her or its shares of Company Capital Stock were wrongfully repurchased by Company;

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(iv)        any Transaction Expenses to the extent such expenses are not accrued for or reserved against (as a current liability) in the calculation of the Closing Date Net Monetary Assets;

(v)         any Dissenting Share Payments;

(vi)        any amounts in respect of any Indebtedness;

(vii)       50% of all Transfer Taxes;

(viii)      any claim by a Company Shareholder or a former Company Shareholder relating to or arising out of the Contemplated Transaction or any other transaction between the Company and the Selling Shareholders;

(ix)         any expenses or payments made to D&O Indemnified Parties for claims or Proceedings arising out of or pertaining to matters existing or occurring at or prior to the Effective Time in accordance with Section 8.8; and

(x)          any claim against Company or its Subsidiaries related to the matters set forth on Schedule 11.2(a)(x).

(b)          Subject to Section 11.6, notwithstanding anything to the contrary contained herein, (i) other than for fraud or intentional misrepresentation or with respect to inaccuracies in or breaches of the Company’s representations made in Section 4.19 and the Company Fundamental Representations, the Selling Shareholders shall not be responsible for any Damages under Section 11.2(a)(i) until the cumulative aggregate amount of all such Damages exceeds $530,000 (the “Deductible”), in which event the Selling Shareholders shall only be required to pay or be liable for such Damages in excess of the Deductible; (ii) other than for fraud or intentional misrepresentation or with respect to inaccuracies in or breaches of the Company Fundamental Representations, the cumulative aggregate indemnity obligation of the Selling Shareholders under this Section 11.2 and all other obligations of the Selling Shareholders under this Agreement (including, without limitation, under Section 2.2(e) and Article 8A) shall in no event exceed $5,730,000 and be solely limited to the funds held in the Escrow, and (iii) other than for fraud or intentional misrepresentation, the cumulative aggregate indemnity obligation of the Selling Shareholders under this Section 11.2 and all other obligations of the Selling Shareholders under this Agreement (including, without limitation, under Section 2.2(e) and Article 8A) shall in no event exceed $13,250,000.

(c)          Subject to Section 11.1, notwithstanding anything to the contrary contained herein, the Selling Shareholders shall not be responsible for any Damages under this Section 11.2 or with respect to any other obligations of any nature under this Agreement (including, without limitation, under Section 2.2(e) or Article 8A) unless notice of the relevant claim is delivered to the Selling Shareholders prior to the Claim Expiration Date.

(d)          Notwithstanding anything to the contrary contained herein, any Liability or obligation of any nature of the Selling Shareholders shall be several and not joint and shall be limited in the case of each Selling Shareholder to such Selling Shareholder’s Relative Proportionate Percentage.

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(e)          Notwithstanding anything to the contrary provided herein, any obligations of Selling Shareholders in this Agreement (including, without limitation, under Section 2.2(e), Article 8A and Article 11), shall in all cases be satisfied first out of the Escrow. Subject to the limitations provided in Section 11.2(b)(ii) and (iii), in the event that Selling Shareholders obligations hereunder exceed amounts then available in the Escrow, such amounts shall then be satisfied out of the other assets of the Selling Shareholders.

(f)          For purposes of determining the amount of Damages based on any inaccuracy in or breach of any representation or warranty, the parties hereto shall disregard any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

11.3         Indemnification by ATS and PGi.

(a)          ATS and PGi, jointly and severally, shall indemnify and defend the Company Shareholders and the Shareholders’ Representative and their respective Affiliates, officers, directors, agents, employees and Stockholders (collectively, “Seller Indemnified Parties”) against, and shall hold them harmless from, any Damages incurred or suffered by them relating to or arising out of any of the following:

(i)          any breach of or any inaccuracy in any representation or warranty made by PGi, ATS or Merger Sub pursuant to this Agreement or any other Transaction Document to which any of PGi, ATS or Merger Sub is a party;

(ii)         any breach of or failure by ATS to perform any covenant or obligation of ATS set out in this Agreement;

(iii)        any third party expenses incurred by ATS or Merger Sub in connection with this Agreement and the Contemplated Transactions (except for any such expenses for which the ATS Indemnified Party would be entitled to indemnification under Section 11.2);

(iv)        Liabilities or obligations arising solely from the post-Merger operations of the Business; or

(v)         any Dissenting Share Payments made without the Consent of the Shareholders’ Representative.

(b)          Following the Closing, Company shall not have any Liability to any Selling Shareholder or any other Person as a result of any inaccuracy or misrepresentation in or breach of the representations and warranties made by, or a breach of any covenant of Company in this Agreement. No Selling Shareholder shall have any right of indemnification or contribution against Company on account of any event or condition or occurring or existing prior to or on the date of the Closing. In furtherance of the foregoing, effective as of the Closing, each Selling Shareholder hereby forever releases and discharges Company and its officers and directors from any and all promises, agreements or Liabilities of any nature whatsoever, which such Selling Shareholder now has, has had, or may hereafter claim to have had against such Person by reason of any matter, act, omission, cause, or event that has occurred through the Closing Date.

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(c)          Notwithstanding anything to the contrary provided herein, any payments due to Company Shareholders in respect of indemnification obligations of ATS and PGi hereunder shall be paid to such Company Shareholders pro rata based on such Company’s Shareholder’s Relative Proportionate Percentage.

11.4         Notice of Claims; Assumption of Defense; Settlement or Compromise. To seek indemnification under this Article 11, the indemnified party shall give prompt notice to the indemnifying party (or, in the event one or more Selling Shareholders is the indemnifying party, the Shareholders’ Representative), in accordance with the terms of Section 14.3, of the assertion of any claim, or the commencement of any suit, action or Proceeding in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the indemnifying party (or, in the event one or more Selling Shareholders is the indemnifying party, the Shareholders’ Representative) such information with respect thereto as the indemnifying party (or, in the event one or more Selling Shareholders is the indemnifying party, the Shareholders’ Representative) may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification hereunder). If the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, the Shareholders’ Representative) confirms in writing to the indemnified party within 15 days after receipt of a notice of a claim commenced by a third party (a “Third Party Claim”) the indemnifying party’s responsibility to indemnify and hold harmless the indemnified party therefor the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, the Shareholders’ Representative) may elect to assume control over the compromise or defense of such Third Party Claim at the expense of the indemnifying party and by counsel selected by the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, by counsel selected by the Shareholders’ Representative), which counsel will be reasonably satisfactory to the indemnified party. If the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, the Shareholders’ Representative) so elects to assume control over the compromise and defense of such Third Party Claim, the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, the Shareholders’ Representative) shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the indemnified party of the agreement of the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, of the agreement of the Shareholders’ Representative) to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the indemnified party may, if such indemnified party so desires, employ counsel at such indemnified party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, the Shareholders’ Representative) shall keep the indemnified party advised of all material events with respect to any Third Party Claim; (iii) the indemnifying party (or, in the event one or more Selling Shareholders are the indemnifying party, the Shareholders’ Representative) shall obtain the prior written approval of the indemnified party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any indemnified party or any of its or his Affiliates; and (iv) no indemnifying party will (or, in the event one or more Selling Shareholders are the indemnifying party, the Shareholders’ Representative will not), without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not any such indemnified party is a party to such action), unless such settlement, compromise or consent by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such indemnified parties from all liability arising out of such Third Party Claim.

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11.5         Tax Matters. Notwithstanding anything to the contrary in this Article 11, Article 8A shall be the sole remedy to any claim for indemnity with respect to Tax Matters.

11.6         Double Claims. No ATS Indemnified Party and no Seller Indemnified Party shall be entitled to recover from any indemnifying party under this Article 11 or under any Transaction Document more than once in respect of the same Damage (notwithstanding that such Damage may result from breaches of multiple provisions of this Agreement). Notwithstanding anything herein to the contrary, no ATS Indemnified Party shall be entitled to indemnification for any Liability to the extent included in the calculation of Closing Date Net Monetary Assets.

11.7         Tax Treatment of Indemnification. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless otherwise required by Law.

11.8         Mitigation of Losses. ATS, PGi and each of the other ATS Indemnified Parties shall, and shall cause the Company to, procure that all reasonable steps are taken and all reasonable assistance is given (including the taking of any actions reasonably requested by an indemnifying party) to avoid or mitigate any Damages for which any ATS Indemnified Party seeks indemnification under this Article 11 and, in the event that any ATS Indemnified Party fails to so mitigate an indemnifiable Damage, the indemnifying parties shall have no liability for any portion of such Damage that could reasonably be avoided; provided, however, that any failure or alleged failure to avoid or mitigate any Damages shall not preclude the ATS Indemnified Parties from making any indemnity claim.

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12.         SHAREHOLDERS’ REPRESENTATIVE

12.1         Authority. From and after the Effective Time, each Company Shareholder shall be deemed to have appointed Dolphin Direct Equity Partners LP (the “Shareholders’ Representative”) to serve as the sole and exclusive representative of the Company Shareholders, and their respective successors, under this Agreement and the other Transaction Documents and as attorney-in-fact and agent for and on behalf of each Company Shareholder. ATS shall be entitled to rely on written notice from Dolphin Direct Equity Partners LP in its capacity as Shareholders’ Representative. From and after the Effective Time, the Shareholders’ Representative shall have the full power and authority to represent, and shall take all action for and on behalf of, the Company Shareholders, and their respective successors, with respect to all matters arising under this Agreement and the other Transaction Documents, including, with respect to (i) the determination of the merger consideration pursuant to Article 2, (ii) the indemnification obligations of the Selling Shareholders under Article 11, including the defense or settlement of any claims and the making of payments with respect thereto, (iii) giving or receiving all notices required to be given by or to any Company Shareholder under this Agreement, the Exchange Agreement or the Escrow Agreement, (iv) all action necessary in connection with any amendment, extension, waiver or assignment of this Agreement or any other Transaction Document, (v) the execution of this Agreement and the other Transaction Documents for and on behalf of the Company Shareholders, and their respective successors, and (vi) any and all additional action as is contemplated to be taken by or on behalf of the Company Shareholders by the Shareholders’ Representative pursuant to this Agreement or any other Transaction Document. The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest. Execution of this Agreement by the Selling Shareholders, representing at least a majority of the shares of Series AA Preferred Stock and Company Stock, voting together as a single class, shall constitute agreement by the Company Shareholders to be bound by the actions of the Shareholders’ Representative taken hereunder and under any other Transaction Document. In addition, the Shareholders’ Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 12.1, including, at the expense of the Company Shareholders, to retain attorneys, accountants and other advisors to assist it in the performance of its duties hereunder and to satisfy indemnity obligations, if any, of a Selling Shareholder in excess of amounts payable from the Escrow.

12.2         Successors. If Dolphin Direct Equity Partners LP resigns from its position as Shareholders’ Representative, otherwise becomes unable to serve as Shareholders’ Representative, then the Company Shareholders holding greater than 50% of Company Capital Stock shall select another Shareholders’ Representative to fill such vacancy, unless Dolphin Direct Equity Partners LP has appointed its successor to such position. Any such successor Shareholders’ Representative shall be deemed to be a Shareholders’ Representative for all purposes of this Agreement, the Exchange Agreement and the Escrow Agreement.

12.3         Actions; Indemnification. All decisions and actions by the Shareholders’ Representative, including without limitation any agreement between the Shareholders’ Representative and ATS or the Escrow Agent relating to indemnification obligations of the Selling Shareholders under Article 11, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Company Shareholders, and their respective successors, and no Company Shareholders, or any of their respective successors, shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders’ Representative shall incur no Liability to the Company Shareholders, or any of their respective successors, with respect to any action taken or suffered by the Shareholders’ Representative in reliance upon any notice, direction, instruction, Consent, statement or other documents believed by the Shareholders’ Representative to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Selling Shareholders under Article 11, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Shareholders’ Representative’s own willful misconduct or gross negligence. The Shareholders’ Representative may, in all questions arising under this Agreement or any other Transaction Document, rely on the advice of counsel, and shall not be liable to the Company Shareholders, or any of their respective successors, for anything done, omitted or suffered in good faith by the Shareholders’ Representative. The Company Shareholders shall indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties under this Agreement or any other Transaction Document. ATS and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Shareholders’ Representative with respect to the indemnification obligations of the Selling Shareholders under Article 11, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Shareholders’ Representative under this Agreement or any other Transaction Document, and no party hereunder shall have any cause of action against ATS or the Escrow Agent to the extent ATS or the Escrow Agent has relied upon the instructions or decisions of the Shareholders’ Representative.

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12.4         Shareholders’ Representative Fees and Expenses. The Shareholders’ Representative may incur out-of-pocket costs and expenses on behalf of the Company Shareholders in its capacity as the Shareholders’ Representative, including with respect to the determination of the merger consideration pursuant to Article 2 and the indemnification obligations of the Selling Shareholders under Article 11 (“Shareholders’ Representative Expenses”). The Shareholders’ Representative Expenses, if any, shall be paid severally and not jointly by the Company Shareholders according to their Ratable Portion of such Shareholders’ Representative Expenses.

12.5         Access. Upon reasonable notice and subject to a confidentiality undertaking in form and substance satisfactory to ATS, during normal business hours during the period after the Effective Time, the Surviving Corporation shall (and shall cause its Subsidiaries to) afford to the Shareholders’ Representative reasonable access to such personnel and records (other than privileged documents) as the Shareholders’ Representative may reasonably request in connection with the discharge of its duties hereunder.

13.         TERMINATION

13.1         Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the Company Shareholders:

(a)          by mutual written Consent of ATS and Company;

(b)          by either ATS or Company if the Effective Time has not occurred by September 30, 2013 (provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);

(c)          by either ATS or Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any Legal Requirement or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

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(d)          by ATS: (i) if any of the Company’s representations and warranties shall have been materially inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) (A) if any of Company’s representations and warranties become materially inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied and (B) such inaccuracy has not been cured by Company within ten (10) days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; or (iii) any of Company’s covenants contained in this Agreement shall have been materially breached, such that the condition set forth in Section 9.2 would not be satisfied;

(e)          by Company: (i) if any of the representations and warranties of PGi, ATS or Merger Sub shall have been materially inaccurate as of the date of this Agreement, such that the condition set forth in Section 10.1 would not be satisfied; or (ii) if (A) any of the representations and warranties of PGi, ATS or Merger Sub shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would not be satisfied and (B) such inaccuracy has not been cured by PGi, ATS or Merger Sub within ten (10) days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; or (iii) if any of the covenants of PGi, ATS or Merger Sub contained in this Agreement shall have been materially breached such that the condition set forth in Section 10.2 would not be satisfied; or

(f)          by ATS if, since the date of this Agreement, there shall have occurred any Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect, and such Material Adverse Effect, or such event or circumstance that could reasonably be expected to have a Material Adverse Effect is not cured within ten (10) days after the Company’s receipt of written notice thereof and remains uncured at the time the notice of termination is given.

If ATS or Company shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other parties specifying the provision hereof pursuant to which such termination is made (“Termination Notice”).

13.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any other party, or its partners, directors, officers or shareholders; provided, however, that: (a) the last sentence of Section 7.1, this Section 13.2, Section 13.3 and Article 14 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any Liability for any inaccuracy in or breach of any representation or any breach of any warranty, covenant or other provision contained in this Agreement prior to such termination.

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13.3         Expenses. Except as otherwise set forth in Article 12, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties shall be paid by the party incurring such expenses, regardless of whether the Merger is consummated.

14.         GENERAL PROVISIONS

14.1         Amendment. This Agreement may be amended only by an instrument in writing signed by Company, the Shareholders’ Representative, Merger Sub and ATS at any time (whether before or after adoption of this Agreement by the Company Shareholders); provided, however, that: (a) each amendment shall have been duly authorized by the respective boards of directors of Company and Merger Sub; (b) after adoption of this Agreement by the Company Shareholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the Company Shareholders without the further approval of such shareholders; and (c) notwithstanding the foregoing, Annex A may be amended by the Shareholders’ Representative at any time prior to the Closing Date in accordance with Section 2.3(a). For purposes of this Section 14.1, the Company Shareholders agree that any amendment of this Agreement signed by the Shareholders’ Representative shall be binding upon and effective against the Company Shareholders regardless of whether they have signed such amendment.

14.2         Extension; Waiver. At any time prior to the Effective Time, ATS and Merger Sub, on the one hand, and Company, on the other, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations of the other party hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

14.3         Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received: (a) when delivered, if delivered personally or by commercial delivery service; (b) three (3) Business Days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested); (c) one (1) Business Day after the Business Day of deposit with Federal Express or similar overnight courier for next day delivery (or two (2) Business Days after such deposit if deposited for second Business Day delivery), if delivered by such means; or (d) one (1) Business Day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a)	if to ATS or Merger Sub, to:

L. Scott Askins Leonard, Esq.

Premiere Global Services, Inc.

3280 Peachtree Road, NE Suite 1000

Atlanta, GA 30305

Telephone:	(404) 262-8502
Facsimile:	(404) 345-2705

with a copy to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street, Suite 1700

Atlanta, GA 30363

Facsimile: (404) 322-6050

Attention: Jeffrey Allred

(b)	If to Company prior to Closing, to:

Peter Salas

CEO and Chairman of the Board

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Lakewood, Colorado 80401

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Michael Weinsier and Gary J. Simon

Telephone No.: (212) 837-6690; (212) 837-6770

Facsimile No.: (212) 422-4726

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(c)	If to the Shareholders’ Representative, to:

Dolphin Direct Equity Partners, LP

PO Box 16867

Fernandina Beach, FL 32035

Attention: Peter Salas

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Michael Weinsier and Gary J. Simon

Telephone No.: (212) 837-6690; (212) 837-6770

Facsimile No.: (212) 422-4726

(d)	If to Company post-Closing, to:

L. Scott Askins Leonard, Esq.

Premiere Global Services, Inc.

3280 Peachtree Road, NE Suite 1000

Atlanta, GA 30305

Telephone:	(404) 262-8502
Facsimile:	(404) 345-2705

with a copy to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street, Suite 1700

Atlanta, GA 30363

Facsimile: (404) 322-6050

Attention: Jeffrey Allred

14.4         Execution of Agreements; Counterparts; Electronic Signatures.

(a)          This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b)          The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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14.5         Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings (including, without limitation, the Letter Agreement, dated May 29, 2013, between PGi and Company), both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

14.6         Severability. If any provision of this Agreement is held or declared by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Legal Requirement, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

14.7         Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

14.8         Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14.9         Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money Damages as a remedy and without the necessity of posting any bond or other security, this being in addition to any other remedy to which they are entitled at law (subject to Section 14.10) or in equity.

14.10      Submission to Jurisdiction; Consent to Service of Process.

(a)          The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or Proceeding related thereto shall be heard and determined solely in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b)          Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or Proceeding by delivery of a copy thereof in accordance with the provisions of Section 14.3.

(c)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

14.11         Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. Neither this Agreement nor any rights hereunder may be assigned without the prior written Consent of ATS, with respect to the Company or the Company, with respect to ATS, except that the obligations of Merger Sub may be assigned to any other wholly-owned subsidiary of ATS. Any attempted assignment of this Agreement or of any such rights without such Consent shall be void and of no effect.

14.12         Absence of Third Party Beneficiary Rights. Except as set forth in Section 8.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the Seller Indemnified Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.13         Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to carry out the purposes of the Contemplated Transactions.

15.         CERTAIN DEFINITIONS; INTERPRETATION

15.1         Certain Definitions. For purposes of this Agreement, the following capitalized terms will have the meanings specified below (all terms used in this Agreement which are not defined in this Section 15.1 but defined elsewhere in this Agreement, will have for purposes of this Agreement the meanings set forth elsewhere in this Agreement):

“Accountants” has the meaning set forth in Section 2.2.

“Accounts Receivable” means all receivables for services rendered or products sold by the Company and any of its Subsidiaries to bona fide third party customers prior to the Closing Date and reflected in an invoice rendered to such customers prior to the Closing Date or within a reasonable time following the Closing Date in the Ordinary Course of Business of the Company consistent with historical practices of the Company, less, solely for purposes of the Preliminary Adjustment Statement, a sufficient reserve for doubtful accounts determined in accordance with GAAP based on the historical practices of the Company.

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“Acquisition Proposal” means any bona fide offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by ATS) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction involving a merger of Company or any Subsidiary of Company (other than with another Subsidiary of Company), the sale of a material number of the shares Company Capital Stock or any Subsidiary of Company (to a Person other than Company), the sale of all or substantially all of the assets of Company or any Subsidiary of Company or any business combination involving Company or any Subsidiary of Company (other than with another Subsidiary of Company).

“Adjusted Aggregate Merger Consideration” means the Aggregate Merger Consideration as adjusted pursuant to Section 2.2.

“Affiliate” means, as applied to any Person, each other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.

“Amendment to Accounting Function Service Agreement” means an amendment to that certain Accounting Function Service Agreement, dated as of November 6, 2012, by and between ACT Teleconferencing Services, Inc. and Dolphin Mgmt Shared Services, Inc, in the form of Exhibit F, between ACT Teleconferencing Services, Inc. and Dolphin Mgmt Shared Services, Inc., dated as of the date hereof.

“Article 113” has the meaning set forth in Section 2.6.

“ATS Indemnified Parties” has the meaning set forth in Section 11.2.

“ATS Secretary's Certificate” has the meaning set forth in Section 3.4.

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“Bridge Equipment” means media servers, conferencing bridge equipment, switches and routers used by the Business.

“Business” means the web, video, data and audio conferencing and webcasting business of Company and its Subsidiaries.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Atlanta, Georgia or Lakewood, Colorado are authorized or obligated to close.

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“Capital Lease” means any lease that is required to be recorded on the consolidated balance sheet of the Company and the Subsidiaries in accordance with GAAP.

“Cash” means cash and cash equivalents of the Company, in all cases, calculated in accordance with GAAP, consistently applied.

“Certificate of Designations” has the meaning set forth in Section 3.6.

“Certificates” has the meaning set forth in Section 3.3.

“Claim Expiration Date” means the fourth (4th) anniversary of the date of this Agreement.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Aggregate Merger Consideration” has the meaning set forth in Section 2.2(a).

“Closing Date Net Monetary Assets” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collection Calculation Date” shall be the date that is two hundred (200) days following the Closing Date.

“Colorado Code” means the Colorado Business Corporation Act and/or the Colorado Corporations and Associations Act, as applicable.

“Common Stock” means the Company’s Common Stock, no par value.

“Company 401(k) Plan” means the ACT Teleconferencing, Inc. 401(k) Plan.

“Company Benefit Plan” shall have the meaning set forth in Section 4.19(a).

“Company Capital Stock” means the Common Stock and the Series AA Preferred Stock.

“Company Fundamental Representations” has the meaning set forth in Section 11.1.

“Company Option” means all outstanding options to acquire Common Stock or any other equity interest in the Company (or “phantom” equity), whether granted under any Company Option Plan or otherwise.

“Company Option Plan” means the ACT Teleconferencing, Inc. 2004 Equity Incentive Plan.

“Company Pension Plan” has the meaning set forth in Section 4.19(b).

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“Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, supported, or sold, in each case, currently or in the last thirty-six (36) months by the Company.

“Company Shareholder” means a holder of Company Capital Stock.

“Confidentiality Agreement” has the meaning set forth in Section 7.1.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, Option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Customer Service Contract” means any Contract, whether written or oral, pursuant to which Company provides web event conferencing, webcasting solutions, web-based events, reservationless conferencing, audio/video streaming, simulcasts, presentations, meetings, training or ancillary services such as production support, event management and archiving/hosting to any Person.

“D&O Indemnified Parties” has the meaning set forth in Section 8.9.

“D&O Tail Policy” has the meaning set forth in Section 8.8.

“Damages” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, penalties, interest obligations, deficiencies, losses and reasonable fees and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation). Notwithstanding anything to the contrary contained in this Agreement: (a) Damages shall not include lost profits or consequential, incidental, special, indirect or punitive damages and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages unless such Damages are awarded in a third-party claim; and (b) the amount of any Damages under Article 11 shall be determined: (i) on a Net After-Tax Basis; and (ii) net of any amounts recovered or recoverable by the indemnified party under any Contract with a third party or under any insurance policies, indemnities or other reimbursement arrangements with respect to such Damages.

“Deductible” has the meaning set forth in Section 11.2.

“DGCL” means Delaware General Corporation Law.

“Disclosure Memorandum” means the disclosure memorandum, dated as of the date of this Agreement, delivered to ATS and Merger Sub contemporaneously with the execution and delivery of this Agreement, which sets forth certain information regarding the Company.

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“Dispute Notice” has the meaning set forth in Section 2.2.

“Dissenting Share Payment” has the meaning set forth in Section 2.6.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“Documentation” means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials used or held for use in the Business.

“DOL” has the meaning set forth in Section 4.19(a).

“Dolphin Funds” means Dolphin Direct Equity Partners LP and Dolphin Offshore Partners LP.

“Downward Adjustment” has the meaning set forth in Section 2.2.

“Downward Adjustment Amount” has the meaning set forth in Section 2.2.

“Effective Time” has the meaning set forth in Section 3.2.

“Encumbrance” means any mortgage, pledge, hypothecation, assessment, security interest, tease, lien, easement, license, covenant, condition, restriction, levy, charge, option, equity, claim, infringement, interference, right of first refusal, preemptive right, community property interest, or restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or Entity.

“Environmental and Safety Requirements” means, as in effect prior to, on or after the Closing Date, all Legal Requirements, Orders, and all contractual obligations concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

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“ERISA Affiliate” means any trade or business, whether or not incorporated, that is or at any relevant time was treated pursuant to Section 400l(a)(14) of ER1SA or Section 414 of the Code as a single employer with the Company or any of the Subsidiaries.

“Escrow” has the meaning set forth in Section 3.3.

“Escrow Agent” means Regions Bank, an Alabama banking corporation.

“Escrow Agreement” means an Escrow Agreement, by and between ATS, the Shareholders’ Representative and the Escrow Agent, substantially in the form of Exhibit E.

“Escrow Amount” means $5,730,000.

“Estimated Closing Date Net Monetary Assets” has the meaning set forth in Section 2.2.

“Exchange Agreement” means a Cash Exchange Agreement, by and between ATS and the Shareholders’ Representative, substantially in the form of Exhibit D.

“Excluded Tax(es)” means the Taxes set forth on Exhibit H.

“Final Adjustment Statement” has the meaning set forth in Section 2.2.

“Financial Statements” means the audited income statements, balance sheets and statements of cash flow of Company as of and for the twelve (12) months ended December 31, 2011 and December 31, 2012 and the unaudited income statements, balance sheets and statements of cash flow of Company as of and for the six (6) months ended June 30, 2013.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature.

“Income Tax” means any income, franchise, gains or similar Tax imposed on or measured by net income, profits, gains or similar items (including Federal Income Tax) and any interest, additional amounts, additions to tax, penalties or similar items with respect thereto.

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“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under Capital Leases with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, or with respect to which obligations such Person assures a creditor against loss, (v) any contingent reimbursement obligation with respect to any letters of credit, (vi) any Capital Leases or leases for equipment regardless of whether treated as Capital Leases on such Person’s financial statements, (vii) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person; and (viii) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in flail of the obligations described in the foregoing clauses (i) through (vi) of this definition.

“Information Statement” has the meaning set forth in Section 8.1.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, social media and other web-based accounts (Twitter, Google+, Facebook, YouTube, and other similar accounts), including login names and passwords related thereto, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Investor Rights Agreement” means the Investor Rights Agreement, dated August 19, 2005, by and among ACT Teleconferencing, Inc., Dolphin Direct Equity Partners, LP, and the other parties thereto.

“Legal Requirements” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, Order, Consent decree, judgment, rule, regulation, ruling, stock exchange requirement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 3.3.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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“Material Adverse Effect” means any state of facts, change, development, effect or occurrence (any such item, an “Effect”) that has a material adverse effect on: (i) the Business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; (ii) the legality, validity, binding effect or enforceability of this Agreement; or (iii) the ability of Company to perform its obligations under this Agreement.

“Merger” has the meaning set forth in the recitals.

“Net After-Tax Basis” means, with respect to the calculation of any indemnification payment owed to any party pursuant to this Agreement, calculation thereof in a manner taking into account any Taxes owing by the indemnified party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes realized or reasonably realizable by the indemnified party or its Affiliates as a result of the indemnified liability.

“Net Monetary Assets” means the sum of (a) consolidated Cash of the Company; plus (b) the consolidated utilizable pre-paid expenses and assets of the Company of the type reflected on Exhibit A and determined in accordance with GAAP; plus (c) Accounts Receivable; less (d) all monetary liabilities of the Company or any of its Subsidiaries of the type reflected on Exhibit A (specifically including any off balance sheet Liabilities, leases for equipment, and any other Indebtedness of the Company or any of its Subsidiaries); and less (e) Transaction Expenses.

“Non-Voting Preferred Stock” means the Company’s Non-Voting Preferred Stock, no par value.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Option” means, with respect to any Person, any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Optionholder” means a holder of Company Options.

“Order” means any award, decision, ruling, verdict, writ, judgment, decree, injunction or similar order entered, issued, made, or rendered by any Governmental Body or by any arbitrator (in each such case whether preliminary or final).

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“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles of organization or certificate of formation and operating agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of an Entity; (vi) any certificate of designations (or similar document) governing the rights of the equity securities of any Entity; and (vii) any amendment to or restatement of any of the foregoing.

“Payment Fund” means the Closing Date Aggregate Merger Consideration less the Escrow Amount.

“PBGC” has the meaning set forth in Section 4.19(a).

“Permit” means licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings which are required to be made with or required under applicable Legal Requirements.

“Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business with respect to amounts not yet due and payable or being contested in good faith by appropriate Proceedings with respect to which a reserve has been made, including such amounts in respect of Closing Date Net Monetary Assets (or, prior to the determination of Final Closing Date Net Monetary Assets (as finally determined pursuant to Section 2.2(c)), Closing Date Net Monetary Assets), (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate Proceedings (so long as reserves have been provided in conformity with applicable Law and the accounting principles applicable to the Financial Statements) and reflected in Final Closing Date Net Monetary Assets (or, prior to the determination of Final Closing Date Net Monetary Assets (as finally determined pursuant to Section 2.2(c)), Estimated Closing Date Net Monetary Assets), (iii) Encumbrances described on Section 4.5 of the Disclosure Memorandum, and (iv) Encumbrances securing no more than USD$ 439,000 of capital lease obligations.

“Person” means any individual, Entity or Governmental Body.

“PGi Secretary's Certificate” has the meaning set forth in Section 3.4.

“Post-Closing Tax Period” means any tax period (or portion thereof) beginning on or after the Closing Date.

“Post-Signing Returns” has the meaning set forth in Section 7.2.

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“Pre-Closing Tax Period” means any tax period (or portion thereof) ending before the Closing Date.

“Preferred Stock” means the Series AA Preferred Stock and the Non-Voting Preferred Stock of the Company.

“Preliminary Adjustment Statement” has the meaning set forth in Section 2.2.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or tribunal or other Governmental Body or any arbitrator or arbitration panel.

“Ratable Portion” means, with respect to each Company Shareholder, its ratable share of applicable distribution, payment or other amount, determined by dividing: (a) the amount of the Aggregate Merger Consideration allocated to such Company Shareholder, as set forth on Annex A; by (b) the Aggregate Merger Consideration.

“Regulatory Payments” means any and all payments, fees, charges, contributions or assessments required by or assessed under the rules, regulations or orders of the Federal Communications Commission, including contributions to the federal Universal Service Fund pursuant to 47 CFR §§ 54.706 through 54.713, contributions to the cost of establishing numbering administration pursuant to 47 CFR § 52.32, contributions to the federal Telecommunications Relay Service Fund pursuant to 47 CFR § 64.604, and regulatory fees assessed pursuant to 47 CFR § 1.1151 through 1.1167, in each case, as provided by such regulations at any time and from time to time prior to the Closing; any and all similar payments, fees, charges, contributions or assessments required by any Governmental Body pursuant to any federal or state Legal Requirements or regulation; and any and all interest or penalties resulting from the nonpayment or late payment of any such payment, fee, charge, contribution or assessment or any failure to file or delay in any filing associated therewith.

“Related Party” has the meaning set forth in Section 4.24.

“Relative Proportionate Percentage” means, with respect to a Selling Stockholder, the “Relative Proportionate Percentage” specified in Annex A opposite the name of such Selling Stockholder; provided that no Selling Shareholder shall be liable for the breaches or inaccuracy of representations, warranties and covenants of a Selling Shareholder other than itself.

“Representative” means, with respect to a particular Person, any director, officer, employee, Affiliate, agent, consultant, advisor or other representative of such Person, including attorneys, accountants, financial advisors, or any of their respective Associates.

“Required Shareholder Approval” has the meaning set forth in Section 4.2(a).

“Second Amended and Restated Articles of Incorporation” has the meaning set forth in Section 1.3.

“Second Amended and Restated Bylaws” has the meaning set forth in Section 1.3.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholders” has the meaning set forth in the introduction.

“Selling Shareholder Consent” has the meaning set forth in Section 4.2(a).

“Series AA Preferred Stock” means the Company’s Series AA Convertible Preferred Stock, no par value.

“Shareholders’ Representative” has the meaning set forth in Section 12.1.

“Shareholders’ Representatives Expenses” has the meaning set forth in Section 12.4.

“Straddle Tax Period” means any complete Tax period that includes but does not end on the Closing Date.

“Subsidiary” means any Person in which Company or ATS, as the context requires, directly or indirectly through Subsidiaries or otherwise, owns, beneficially or of record, (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Subsidiary Equity Interest” has the meaning set forth in Section 4.3.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States.

“Target Net Monetary Assets” shall mean $14,948,000.

“Tax” or “Taxes” means any (i) tax (including any taxes based upon or measured by capital gains, gross receipts, income, profits, sales, use and occupation, and alternative or add-on minimum, telecommunications, value added, surcharge, ad valorem, transfer, windfall or license profits, recording, franchise, withholding, payroll, recapture, employment, excise, stamp, business license, occupation, premium and property taxes, and any estimated taxes relating to any of the foregoing), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (together with any interest, penalties, fines and additions imposed with respect to such amounts), imposed, assessed or collected by or under the authority of any Governmental Body, (ii) Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor Entity.

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“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof,  in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology Assets” means: (i) all computer equipment, conferencing and conferencing related equipment, devices, messaging and messaging related equipment (and all lease rights associated with any such equipment to the extent legally assignable without the Consent of any Person), including data processing hardware and related telecommunications equipment, media and tools, and any equipment subject to an operating lease (to the extent legally assignable without the Consent of any Person), in each case that is used or useable in connection with the Business; (ii) all co-location and related rights, if any, related to the Business; (iii) all Intellectual Property owned by or licensed to (to the extent legally assignable without the Consent of any Person) Company or any of its Subsidiaries; (iv) the Documentation; (v) all data and information, in any medium, including proprietary information, technical information, source code and object code relating to any of Company’s or any of its Subsidiary’s s properties or assets; and (vi) all books, records, files, papers or software including all software related to frill-service and self-service audio conference calling, on-demand reservationless automated audio conference calling, operator-assisted conferencing and web conferencing, and all delivery platforms, gateways, “on ramp” connections, access points, client satisfaction software, and financial record maintenance and management software, whether in hard copy or computer format, used or held for use in the Business.

“Transaction Document” means this Agreement, the Escrow Agreement, the Exchange Agreement, the Amendment to Accounting Function Service Agreement, and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

“Transaction Expenses” mean (i) all costs and expenses paid or payable by the Company or any of its Subsidiaries to third parties in connection with or otherwise triggered by the transactions contemplated by this Agreement, including legal counsel, accountants, brokers and tax, investment and other advisors, any consent payments, severance payments, change of control payments or retention payments, any payments due under the Second Amended and Restated ACT Teleconferencing, Inc. 2008 Value Participation Plan, any payments made by the Company to any Optionholders in connection with the termination of such Options pursuant to Section 2.5 and any costs or expenses associated with obtaining the D&O Tail Policy, (ii) to the extent not otherwise reflected in the calculation of Net Monetary Assets, and in all cases (iii) regardless of whether such costs and expenses were required to be reflected on the Company’s balance sheet as of the Closing Date in accordance with GAAP.

“Transfer Tax” or “Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto.

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“Upward Adjustment” has the meaning set forth in Section 2.2.

“Upward Adjustment Amount” has the meaning set forth in Section 2.2.

“USF Payments” means those payments required to be deposited into the Universal Service Fund, as required by the Telecommunications Act of 1996, or similar payments, charges or fees, whether payable to the Federal Communications Commission, any state public service or utility commission (or any other governmental or regulatory authority), or any telecommunications carrier or provider.

“Value Participation Plan” means the ACT Teleconferencing, Inc. 2008 Value Participation Plan restated effective August 30, 2013.

“Value Participation Plan Payment” has the meaning set forth in Section 8.10.

15.2         Interpretation.

(a)          In interpreting this Agreement, the following rules of construction shall apply:

(i)          the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(ii)         where the context requires, the use of the singular form in this Agreement will include the plural, the use of the plural will include the singular, and the use of any gender will include any and all genders;

(iii)        the word “including” (and, with correlative meaning, the word “include”) means that the generality of any description preceding such word is not limited, and the words “shall” and “will” are used interchangeably and have the same meaning;

(iv)        references in this Agreement to “Articles”, “Sections”, or “Exhibits” shall be to Articles, Sections or Exhibits of or to this Agreement unless otherwise specifically provided;

(v)         references to any Contract are to such Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(vi)        references to any Legal Requirement shall include any amendments of the same and any successor Legal Requirement;

(vii)       references to any Person include the successors and permitted assigns of such Person;

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(viii)      references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively;

(ix)         the terms “hereof” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision; and

(x)          unless otherwise specified in this Agreement, all accounting terms used herein and not expressly defined herein shall be interpreted in accordance with GAAP.

(b)          When used herein, the phrase “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person or any similar phrase, means, with respect to Company, the actual knowledge of the indviduals set forth on Schedule 15.2(b) after making due inquiry of the matter in question.

(c)          This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

[Signatures Follow on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PGi:

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ L. Scott Askins Leonard
Name:	L. Scott Askins Leonard
Title:	EVP – Legal, General Counsel and Secretary

ATS:

AMERICAN TELECONFERENCING SERVICES, LTD.

By:	/s/ S. Scott Askins Leonard
Name:	L. Scott Askins Leonard
Title:	EVP – Legal

MERGER SUB:

Alpine Acquisition Corp.

By:	/s/ L. Scott Askins Leonard
Name:	L. Scott Askins Leonard
Title:	EVP – Legal

[Agreement and Plan of Merger]

COMPANY:

ACT TELECONFERENCING, INC.

By:	/s/ Peter E. Salas
Name:	Peter E. Salas
Title:	CEO

SELLING SHAREHOLDERS:

DOLPHIN DIRECT EQUITY PARTNERS LP

By:	/s/ Peter E. Salas
Name:	Peter E. Salas
Title:	Authorized Person

DOLPHIN OFFSHORE PARTNERS LP

By:	/s/ Peter E. Salas
Name:	Peter E. Salas
Title:	Authorized Person

SHAREHOLDERS’ REPRESENTATIVE:

DOLPHIN DIRECT EQUITY PARTNERS LP,
as Shareholders’ Representative

By:	/s/ Peter E. Salas
Name:	Peter E. Salas
Title:	Authorized Person

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